As filed with the Securities and Exchange Commission on February 12, 2004.
                       (Registration No. 333-____________)

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                UTIX GROUP, INC.
                 (Name of small business issuer in its charter)

           Delaware                           561599              75-2340624
(State or other jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)    Classification Code Number)   Identification
                                                                    Number)

                              170 Cambridge Street
                            Burlington, MA 01803-2933
                                 (781) 229-2589
          (Address and telephone number of principal executive offices)

                              170 Cambridge Street
                            Burlington, MA 01803-2933
                                 (781) 229-2589
(Address of Principal Place of Business or Intended Principal Place of Business)

                                 Anthony G. Roth
                             Chief Executive Officer
                              170 Cambridge Street
                            Burlington, MA 01803-2933
                               Tel: (781) 229-2589
                               Fax:(781) 229-8886
            (Name, address and telephone number of agent for service)

                         Copy of all communications to:

                             Stephen A. Weiss, Esq.
                 Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
                               101 E. 52nd Street
                               New York, NY 10022
                               Ph. (212) 752-9700
                               Fax: (212) 980-5192

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [_]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
                   TITLE OF EACH                                           PROPOSED             PROPOSED
                     CLASS OF                                               MAXIMUM             MAXIMUM
                    SECURITIES                         AMOUNT TO BE     OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
                 TO BE REGISTERED                     REGISTERED(1)      PER UNIT (2)           PRICE(2)        REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Common  stock of the  registrant,  par value
$.001 per share                                         14,575,558           $0.75            $10,931,668           $1,394.40
----------------------------------------------------------------------------------------------------------------------------------

Total                                                   14,575,558           $0.75            $10,931,668           $1,394.40
----------------------------------------------------------------------------------------------------------------------------------

        (1) Includes up to 6,575,558 shares issued and issuable upon exercise of
warrants  that  are  being   registered  for  the  benefit  of  certain  selling
shareholders.

        (2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), based on the estimated highest price per share that the Registrant will offer its shares of common stock for sale.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to completion, dated February 12, 2004
                                                                      PROSPECTUS
                              _____________ SHARES

                                 UTIX GROUP, INC
                                  COMMON STOCK

This prospectus relates to the sale of up to 8,000,000 shares of common stock of Utix Group, Inc. that is being offered directly for our account. We intend to sell our common stock during the 90 day period following the date of this prospectus at fixed prices, varying prices determined at the time of sale or at negotiated prices, but not less than $___ per share. There is no established public market for our common stock. Our management has set the offering price for our shares primarily based upon the anticipated cash needs of our company over the next 18 months, the lack of liquidity in the shares, and the high level of risk considering our history of losses. See "Risk Factors."

No underwriter has been engaged to facilitate the sale of our shares of common stock, although we may pay selling commissions of up to 10% to registered broker/dealers that assist us in the sale of our shares. There is no minimum number of shares that must be sold by us during the 90 day selling period, and none of the proceeds will be placed in escrow, trust or any similar account.

This prospectus also relates to the resale of up to 6,575,558 additional shares, including shares that are issuable upon the exercise of warrants, held by certain selling stockholders identified in this prospectus. Such shares were purchased and warrants are exercisable at prices ranging from $0.001 to $0.5166 per share. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. The selling stockholders may sell their common stock from time to time at fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale or at negotiated prices. Selling shareholders owning 2,280,558 shares have agreed that, unless approved by our board of directors, they will not sell any of their registered shares for a period of one year from the date of this prospectus and other selling shareholders owning 4,295,000 shares have agreed not to sell any of their registered shares for a period of two years from the date of this prospectus.

We provide active lifestyle experiences to individuals by offering prepaid gift tickets to corporations and other business users that are redeemable at golf courses, ski resorts, spas and other venues. We have recently tested offering our gift tickets to retail consumers through national mass merchandise retail chains.

Our common stock is listed on the over-the-counter market pink sheets under the symbol "UTXG." Our common stock does not trade on such market. There are currently 17,343,391 shares of our common stock outstanding.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is ___________ 2004

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                TABLE OF CONTENTS

Prospectus Summary ............................................................1
   Utix Group, Inc.............................................................1
   The Offering................................................................2
Summary Historical Financial Information ......................................3
Risk Factors...................................................................4
Use of Proceeds ..............................................................10
Market for Our Shares.........................................................10
Dividend Policy...............................................................11
Capitalization ...............................................................11
Dilution......................................................................12
Management's Discussion and Analysis of Financial Condition and Results
   of Operations .............................................................14
Business .....................................................................21
Legal Proceedings ............................................................31
Management ...................................................................31
Executive Compensation .......................................................35
Security Ownership of Certain Beneficial Owners and Management...............37
Certain Relationships and Related Transactions ...............................39
Description of Securities ....................................................41
Shares Eligible for Resale ...................................................43
Selling Stockholders..........................................................43
Plan of Distribution .........................................................45
Legal Matters ................................................................46
Experts ......................................................................46
Changes in and Disagreements with Accountants on Accounting
  and Financial Disclosure....................................................46
Where You Can Find Additional Information ....................................46
Financial Statements ........................................................F -

                               PROSPECTUS SUMMARY

THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE MORE DETAILED INFORMATION REGARDING OUR COMPANY, THE RISKS OF PURCHASING OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS," AND OUR FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES. IN THIS PROSPECTUS, "WE", "US" AND "OUR", REFER TO UTIX GROUP, INC. AND ITS WHOLLY-OWNED SUBSIDIARY CORPORATE SPORTS INCENTIVES, INC., UNLESS THE CONTEXT OTHERWISE REQUIRES. UNLESS OTHERWISE INDICATED, (A) THE TERM "YEAR," "FISCAL YEAR" OR "FISCAL" REFERS TO OUR FISCAL YEAR ENDING SEPTEMBER 30TH,, AND (B) ALL SHARE DATA AFTER COMPLETION OF THIS OFFERING AND FINANCIAL DATA ADJUSTED FOR THE OFFERING ASSUME THE SALE OF 8,000,000 SHARES OF OUR COMMON STOCK AT A PRICE OF $0.75 PER SHARE

                                UTIX GROUP, INC.

        Our principal business activity is to provide active lifestyle experiences to individuals by offering prepaid gift tickets that are redeemable at golf courses, ski resorts, spas and other venues. We intend to expand the scope of our product offerings to include an array of unique experience gift tickets that capitalize on our technology platform.

        We currently offer and intend to offer our products through two distinct distribution channels:

    o sales of prepaid manual plastic gift tickets to corporations and other business users (under our UNIVERSAL GOLF/SPA/SKI TICKET brand), a business we have conducted for approximately 17 years; and

    o contemplated sales of prepaid magnetic strip gift tickets to retail consumers who purchase our products (under our GIFTIX brand) at mass merchandise retail chains.

        In both distribution systems, recipients are given the opportunity to enjoy, on one occasion only, such activities as 18 holes of golf at one of over 2,600 participating golf courses or a one-day ski lift ticket at one of over 200 mountains. We also offer a gift ticket that provides a one-hour massage at one of over 1,100 spas. Since we pay the golf courses, ski resorts or other venues their full list prices on the day that each gift ticket is used, there are no blackout dates or restricted access to the chosen facility associated with any gift tickets, and users are treated as full paying guests at all locations.

        In 2003, we established initial consumer acceptance of our gift tickets directly to the retail public through test marketing at BJ's Wholesale Club, Sam's Clubs and The Golf Warehouse. We have also entered into consignment sale contract arrangements with other national chains such as Walgreen's, GNC, Costco and 7-Eleven stores, and are negotiating sales contracts with other major retailers. Additional testing and refinement of our retail marketing programs is planned throughout 2004.

        We believe that, in conjunction with WildCard Systems, we have developed a business model and proprietary technology that uniquely identifies and segments merchants and specific lifestyle experiences. Unlike traditional gift cards that are limited to a specified dollar purchase at one store or chain, our branded tickets permit users to enjoy a specific one-time experience (such as golf, skiing or going to a spa) at numerous locations or venues applicable to that experience. Based on information provided by DISCOVER/Novus, we believe we are currently the only issuer on the DISCOVER/Novus credit system able to offer prepaid gift tickets redeemable for specific lifestyle experiences at a number of designated venues.

        Our headquarters are located at 170 Cambridge Street, Burlington, MA 01803, and our telephone number at that address is (781) 229-2589.

                              OUR CORPORATE HISTORY

        We were incorporated in Delaware in 1988 under the name "Deterministics, Inc." In 1989, we changed our name to "Bright Star - World Entertainment, Inc." and in 1994 we changed our name to "Cyto Skin Care Corporation", which was then changed in the same year to "Chantal Skin Care Corporation". In November 2003, we entered into a share exchange agreement with the security holders of Corporate Sports Incentives, Inc. and we again changed our name to "Utix Group, Inc." As a result of the exchange, Corporate Sports became our wholly owned subsidiary and the former security holders of Corporate Sports received an aggregate of 71.6% of the ownership interest in Utix Group, Inc. on a fully-diluted basis. Prior to the exchange, we were an inactive company having no assets, liabilities, operations or transactions since 1999. Our common stock is presently listed on the over-the-counter market pink sheets under the symbol "UTXG". There is no trading market in our shares.

                                  THE OFFERING

Common stock Offered by Utix    Up to an aggregate of 8,000,000 shares


Common stock to be resold by
selling stockholders            Up to an aggregate of 6,575,558 shares

Common Stock outstanding        17,343,391 (1)

Use of Proceeds                 We will use the proceeds from the sale of all or
                                any portion of the 8,000,000  shares  offered by
                                our  company to finance the 2004 and 2005 launch
                                of  our   retail   Giftix   program,   including
                                purchasing inventories, building infrastructure,
                                defraying   marketing   costs  and  for  general
                                working   capital.   We  will  not  receive  any
                                proceeds  from the sale of any of the  6,575,558
                                shares of common stock subject to resale by the selling stockholders under this prospectus.

Risk Factors                    An   investment  in  our  common  stock involves
                                a high degree of risk and could result in a loss of your entire investment.

Over-the-counter pink sheet     UTXG
Trading Symbol

----------------

(1) Excludes outstanding convertible notes, warrants and options convertible into or exercisable for an aggregate of 5,267,401 shares of common stock.

Unless otherwise indicated, all information contained in this prospectus is as of the date hereof.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

The following tables set forth summary historical financial information for our company. The calculation of pro forma basic and diluted net loss per share is described in Note 12 to the financial statements included elsewhere in this prospectus. Historical basic and diluted net loss per share has not been included herein as we believe the information is not meaningful. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

STATEMENT OF OPERATIONS DATA

                                                    For the Fiscal Year Ended
                                                           September 30
                                                       2003             2002
                                                   ----------------------------

Net Revenues                                       $ 2,268,332      $ 2,255,552

Cost of Revenue                                      1,478,507        1,474,188

Gross Profit                                           789,825          781,364

Operating Expenses                                   1,833,470        1,183,280

Loss from Operations                                (1,043,645)        (401,916)

Other income (expense)                                 (52,262)          (1,574)

Net (loss)                                         $(1,095,907)     $  (403,490)

Net (loss) per share -
  Pro forma basic and diluted (unaudited)                (0.11)           (0.04)

Weighted average shares outstanding -
  Pro forma basic and diluted (unaudited)           10,369,123        9,098,693


CONSOLIDATED BALANCE SHEET DATA

                                                         As at September 30
                                                       2003             2002
                                                   ----------------------------

Cash and cash equivalents                          $   145,476      $    75,162

Working capital (deficit)                           (1,355,887)        (745,897)

Total assets                                           403,140          741,745

Long-term liabilities                                  436,028               --

Stockholders' deficit                               (1,685,206)        (645,273)

                                  RISK FACTORS

You should carefully consider the risks described below before buying shares of our common stock in this offering. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment. We have had operating losses to date and cannot assure that we will be profitable in the foreseeable future.

RISKS RELATED TO OUR BUSINESS

        WE INCURRED HISTORICAL LOSSES AND HAVE A WORKING CAPITAL DEFICIT AND AN ACCUMULATED STOCKHOLDERS' DEFICIT.

        We incurred losses in fiscal 2002 and 2003 of $403,490 and $1,095,907 respectively. As of September 30, 2003, we had a working capital deficit of $1,355,887 and an accumulated stockholders' deficit of $1,685,206. In addition, we expect to increase our infrastructure and fixed operating expenses to fund our anticipated growth. As a result, we may not be able to generate profits in 2004 or thereafter and may not be able to support our operations, or otherwise establish a return on invested capital.

        WE REQUIRE SIGNIFICANT ADDITIONAL FINANCING; FAILING WHICH THERE IS A HIGH RISK THAT WE MAY HAVE TO CURTAIL OUR RETAIL BUSINESS.

        Our ability to meet our existing orders and effect timely delivery of tickets to retail chains that have entered into placement agreements with us will depend directly upon our ability to raise a minimum of approximately $4.0 million to $6.0 million of debt or equity financing over the next three to six months. Although we are actively seeking such financing, if it is not available or obtainable, our investors may lose a substantial portion or all of their investment and our business may fail. We cannot assure you that we will be able to obtain the required financing on a timely basis, or if obtainable that the terms will not materially dilute the equity of our current stockholders. If we are unable to obtain financing on a timely basis, we may have to significantly curtail our retail initiatives which would materially and adversely affect our business and future prospects.

        THERE IS A SIGNIFICANT GAP BETWEEN COMPLETING GIFT TICKET RETAIL SALES AND OUR RECEIPT OF CASH.

        Although we are entitled to receive payment for our retail gift cards when purchased by the consumer at the point of sale, under our current arrangements with our credit card processor, DISCOVER/Novus, consumer payments are maintained in escrow pending use or redemption of our cards at the golf course, ski resort or other venue of use, and payment by DISCOVER/Novus to the venue. As a result, we are currently entitled to receive cash payment from our credit card processor only when the user redeems our GIFTIX gift tickets at the venue or the ticket expires unused. Since our tickets may be used for up to one year from the time they are purchased by the consumer at the retail point of sale, we will incur substantially all of the expenses related to the production and marketing of such tickets before we realize cash from such transaction, which may be as much as one year from the point of sale. In the absence of obtaining financing, this would materially and adversely affect our future cash flow and liquidity. Although we believe that we will be able to obtain an institutional line of credit secured by our interest in sale proceeds retained in the DISCOVER/Novus escrow account, to date, we have not received any firm proposals or commitments for such financing. Failure to obtain such financing will materially and adversely affect our ability to sell at the retail level.

        OUR PRODUCTS HAVE NOT PREVIOUSLY SOLD ON THE RETAIL LEVEL AND CONSUMERS MAY NOT DESIRE TO PURCHASE OUR GIFT TICKETS FROM THE STORES WITH WHICH WE HAVE CONTRACTED.

        Achieving market acceptance for our proposed retail products will require substantial marketing efforts and expenditure of significant funds to educate the public, mass merchandise retailers and venues providing golf, skiing and other entertainment or leisure services about the distinctive characteristics and anticipated benefits of our products and technologies. In our retail business, we are not entitled to receive payment when a retailer orders our products, but only when the products are purchased by a customer at the point of sale (known as "sell through"). Thus, even if a store takes on our gift tickets, we cannot assure you that we will achieve substantial revenues. Even if our cards "sell through", we cannot assure you that customers will be happy with our service and will become repeat customers. In such event, our retail business may fail to develop.

        WE MAY BE UNABLE TO DEVELOP AND IMPLEMENT A COMMERCIALLY SUCCESSFUL RETAIL MARKETING ROLLOUT.

        Our projected growth and business success depends in large measure upon public acceptance and demand for our retail gift tickets. In the event that consumer demand during our 2004 and 2005 rollout is less than anticipated, our mass retailers may elect to pull our products off of the shelves, in which event our business and growth would be materially and adversely affected. Although we believe that our product offerings will receive wide consumer acceptance as a popularly priced prepaid gift item, current economic conditions or other factors beyond our control may adversely impact our plans and business. If we fail to achieve adequate sales, we will not be able to establish and expand our retail business.

        THE TIMING OF OUR RETAIL PRODUCT ROLLOUTS IS UNCERTAIN.

        Our  projected  2004  retail  rollouts  for our  golf,  ski and spa gift tickets are subject to unanticipated delays, expenses or technical or other problems, including the possibility of insufficient financing to enable us to complete the purchase of necessary inventories. Our success may depend upon the timely introduction of our products into the retail mass merchandising marketplace. If we are unable to effect adequate delivery of our ticket products, our projected revenue may be delayed. Additionally, our inability to meet our promised rollout target dates, such as Fathers' Day and the winter holiday season, could cause the retailers with whom we have contracts to terminate such arrangements or refuse to offer our products in future years.

        WE ARE HIGHLY DEPENDENT ON OUR RELATIONSHIP WITH WILDCARD SYSTEMS FOR THE PROCESSING OF OUR RETAIL SALES.

        Our ability to generate revenue from the retail sales of our products will largely depend upon the level of performance by WildCard Systems, Inc. in connection with the production and fulfillment of our retail gift tickets. Under the terms of our existing agreements, WildCard manages and is responsible for the technical and financial implementation of transactions over the DISCOVER/Novus payment network, as well as all customer service, card tracking, online purchasing and managing payments to third party vendors. In the event that WildCard should, for any reason, fail to adequately perform under such agreements, or terminates our agreements, our retail business could fail.

        WE FACE INTENSE COMPETITION FROM OTHERS SEEKING TO MARKET PREPAID GIFT CARDS.

        We face intense competition in the market for stored value or prepaid gift cards from national retail chains, such as Blockbuster Video and Home Depot, that have created their own proprietary card programs, as well as from magnetic strip stored value cards provided by MasterCard and Visa to certain of its member banks. In addition, we face competition from paper gift certificate producers. Many of our competitors are national businesses and financial institutions with vastly greater infrastructure and capital resources than we possess. If one of such competitors were able to produce prepaid magnetic strip gift cards that possessed the flexibility of our contemplated retail GIFTIX program, our business initiatives could be materially and adversely affected.

        THE TECHNOLOGY DRIVING OUR RETAIL TICKET PRODUCTS MAY NOT BE ADEQUATE.

        We largely depend upon the technology and software platform developed by WildCard Systems, Inc. operating on the DISCOVER/Novus network. Accordingly, if, for any reason, this technology fails or is not readily adaptable to our Universal Ticket gift tickets, both users and venues offering golf, skiing and other lifestyle services may become dissatisfied and discontinue their use or sponsorship of such products. In that event, our retail business may fail.

        WE ARE DEPENDENT UPON WILDCARD SYSTEM'S PATENT PROTECTION AND MAY NOT BE SUCCESSFUL IN OUR OWN PROPOSED APPLICATION FOR PATENT PROTECTION.

        Our future success depends in large measure on the strength of Wildcard System's patent protection for its process and magnetic strip technology, and may also depend in part on our ability to obtain patent protection for our gift ticket applications. Although we are in the process of filing for patent protection in connection with our gift ticket applications, we cannot assure you that:

    o   the patent applied for will be reviewed in a timely manner;

    o any patent will be issued or that any patent issued will afford meaningful protection against competitors with similar technology;

    o   the patent issued will not be challenged by third parties;

    o others will not independently develop similar technologies, duplicate our technologies or design around our technologies whether or not patented;

    o we will have sufficient resources to maintain a patent infringement lawsuit should anyone be found or believed to be infringing our patent, or

    o the technology ultimately used by us will be covered in any patent issued from our pending patent application or other patent applications which we may file.

Even if a patent is issued, we cannot be assured that it will provide our proprietary information adequate protection.

        We do not believe that our technology infringes on the patent rights of third parties. However, we cannot assure you that certain aspects of our technology will not be challenged by the holders of patents or that we will not be required to license or otherwise acquire from third parties the right to use additional technology. The failure to overcome such challenges or obtain such licenses or rights on acceptable terms could have a material adverse affect on our business.

        OUR   CONFIDENTIALITY   AGREEMENTS  MAY  NOT   ADEQUATELY   PROTECT  OUR
PROPRIETARY INFORMATION.

        We currently have no patent protection for any of our products, and rely on trademarks and confidentiality agreements to protect our names and logos and our proprietary information, know-how and trade secrets. Our competitors may either independently develop the same or similar information or obtain access to our proprietary information. In addition, we may not prevail if we assert challenges to intellectual property rights against third parties. In this regard, our employees are required to enter into agreements providing for confidentiality, the assignment of rights to inventions made by them while employed by us, as well as for non-competition and non-solicitation during their employment term and one year thereafter. Our employees may not comply with the terms of these agreements.

RISKS RELATED TO HOLDING OUR SECURITIES

        NO MARKET PRESENTLY EXISTS FOR OUR SECURITIES AND WE CANNOT ASSURE YOU THAT SUCH A MARKET WILL EVER DEVELOP.

        There is currently no trading market for our securities listed on the over-the-counter pink sheet market. We have filed a registration statement with the Securities and Exchange Commission to become a reporting company under the Securities Exchange Act of 1934, as amended, and a registration statement (of which this prospectus is a part) under the Securities Act of 1933, as amended, to offer shares of our common stock for sale to the public, and intend to file related documents with the National Association of Securities Dealers, Inc. (the "NASD") to apply for listing on the NASD OTC Bulletin Board Exchange. However, we cannot assure you that such registration statements will be declared effective by the Commission or that our listing application will be approved by the NASD. Consequently, holders of shares of our common stock may not be able to trade in our shares or otherwise liquidate their investment in us in the event of an emergency or at any time, and such shares of common stock will not be readily acceptable as collateral for loans. We cannot assure you when and if a trading market in our shares will be established, or whether such market, if established, will be sufficiently liquid to enable holders of shares of our common stock to liquidate their investment in us.

        IF OUR SHARES OF COMMON STOCK ARE ACTIVELY TRADED ON A PUBLIC MARKET, THEY WILL IN ALL LIKELIHOOD BE PENNY STOCKS.

        The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market or exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq and any equity security issued by an issuer that has net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for securities that become subject to the penny stock rules. Since our securities are highly likely to be subject to the penny stock rules, should a public market ever develop, any market for our shares of common stock may be illiquid.

        A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK ARE ISSUABLE UPON EXERCISE OF OUTSTANDING STOCK OPTIONS AND WARRANTS AND UPON CONVERSION OF OUTSTANDING CONVERTIBLE SECURITIES.

        As of the date of this prospectus, we have issued and outstanding a total of 17,343,391 shares of our common stock. In addition, an aggregate of another 5,267,401 shares of common stock are subject to issuance upon exercise of outstanding stock options and warrants and upon conversion of certain convertible securities at exercise or conversion prices ranging from $0.001 to $0.5166 per share. The issuance of these additional shares of common stock upon exercise or conversion of such outstanding options, warrants and convertible securities will dilute the percentage ownership equity of holders of shares of common stock.

        WE HAVE THE RIGHT TO ISSUE UP TO 10,000,000 SHARES OF "BLANK CHECK" PREFERRED STOCK, WHICH MAY ADVERSELY AFFECT THE VOTING POWER OF THE HOLDERS OF OTHER OF OUR SECURITIES AND MAY DETER HOSTILE TAKEOVERS OR DELAY CHANGES IN MANAGEMENT CONTROL.

        We may issue up to 10,000,000 shares of our preferred stock from time to time in one or more series, and with such rights, preferences and designations as our board of directors may determinate from time to time. To date, we have not issued any shares of preferred stock. Our board of directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock. Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control.

        THE TANGIBLE BOOK VALUE OF OUR COMMON STOCK WILL BE SUBSTANTIALLY LOWER THAN THE OFFERING PRICE.

        The $_____ offering price for our shares of common stock is substantially higher than the pro forma tangible book value per share of our outstanding capital stock. The shares of common stock that you buy in this offering will experience an immediate and substantial dilution in tangible book value per share. The shares of common stock owned by the existing stockholders will receive a material increase in the tangible book value per share.

        OUR COMMON STOCK MAY BE VOLATILE, WHICH SUBSTANTIALLY INCREASES THE RISK THAT YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE THAT YOU MAY PAY FOR THE SHARES.

        Because of the limited trading market expected to develop for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

        The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you may pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

    o   variations in our quarterly operating results;

    o   the development of a retail market for our products;

    o   loss  of  a  key   relationship  or  failure  to  complete   significant
        transactions;

    o   additions or departures of key personnel; and

    o   fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the over-the-counter markets in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

        In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies' common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

        MANY OF OUR SHARES OF COMMON STOCK WILL IN THE FUTURE BE AVAILABLE FOR RESALE. ANY SALES OF OUR COMMON STOCK, IF IN SIGNIFICANT AMOUNTS, ARE LIKELY TO DEPRESS THE MARKET PRICE OF OUR SHARES.

        Assuming all of the 8,000,000 shares of common stock we are offering under this prospectus are sold in our offering, and all of the shares of common stock issued and issuable to the selling stockholders are sold, we would have __________ shares that are freely tradable without the requirement of registration under the Securities Act. All of the _____________ remaining shares of our common stock are "restricted securities" as defined under Rule 144 of the Securities Act. Of these shares, ___________ are owned by our officers, directors or other "affiliates." These individuals may only sell their shares, absent registration, in accordance with the provisions of Rule 144. Restricted securities may only be publicly sold pursuant to a registration under the Securities Act, or pursuant to Rule 144 or some other exemption that may be available from the registration requirements of the Securities Act. Rule 144 entitles each person holding restricted securities for a period of one year, and affiliates who own non-restricted shares of our common stock, to sell every three months in ordinary brokerage transactions an amount of shares which does not exceed the greater of 1% of the shares of our common stock outstanding or, assuming the shares of common stock are then traded on Nasdaq, the average weekly trading volume during the four calendar weeks prior to said sale. Any substantial sales pursuant to Rule 144, including the potential sale of our affiliates' shares of our common stock, may have an adverse effect on the market price of shares of our common stock, and may hinder our ability to arrange subsequent equity or debt financing or affect the terms and time of such financing.

        WE HAVE NOT PAID, AND DO NOT INTEND TO PAY, CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

        We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this prospectus, the words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "project", "should" and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our performance in "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operation". These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends;
competition; changes in business strategy or development plans; project performance; the commercially viability of our retail gift card platform and offerings; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this prospectus. Subject at all times to relevant federal and state securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                 USE OF PROCEEDS

        We will use the net proceeds from the sale of all or any portion of the 8,000,000 shares of common stock we are offering in order to finance the 2004 and 2005 launch of our retail GIFTIX program. If all of such shares are sold, we will receive net proceeds of approximately $5,050,000, after offering expenses estimated at approximately $350,000 plus selling commissions of up to 10% that we may pay to broker/dealers assisting us in the sale of our shares. We will apply available net proceeds from the offering of our shares in the following order of priority:

            o   purchasing inventories,

            o   adding personnel and building our corporate infrastructure,

            o   defraying marketing costs, and

            o   working capital and general corporate purposes.

        In the event that our net proceeds from this offering exceed $3.0 million, we intend to utilize such excess net proceeds to retire all or a portion of the $1,175,000 of outstanding 7% bridge notes due in November 2004 that we sold in November 2003 and February 2004.

        We will not receive any proceeds from the sale of any of the 6,575,558 shares of common stock subject to resale by the selling stockholders under this prospectus.

                              MARKET FOR OUR SHARES

        Our common stock is listed on the over-the-counter pink sheets the symbol UTXG. The stock has not traded since we acquired our operating business through the share exchange with the security holders of Corporate Sports, and we do not expect any trading market in our shares to develop until completion of this offering.

        We currently have outstanding 17,343,391 shares of our common stock. Our common stock is held by approximately 1020 stockholders of record.

                                 DIVIDEND POLICY

        We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our Board of Directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws and our credit arrangements then impose.

                                 CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2003:

    o   On an actual basis;

    o On a pro forma basis to reflect the terms of the Share Exchange Agreement between Utix, Corporate Sports, the principal stockholder of Utix, and the shareholders of Corporate Sports, whereby the 111.5 then outstanding shares of common stock of Corporate Sports were exchanged for an aggregate of 10,792,599 shares of Utix common stock, as if the transaction had occurred on September 30, 2003.

    o On a pro forma, as adjusted basis, to give effect to the sale of the 8,000,000 shares of common stock offered in the prospectus at an assumed offering price of $0.75 per share after deducting brokers commissions and estimated offering expenses.

                                                      AS OF
                                               SEPTEMBER 30, 2003
                                               ------------------
                                                 (in thousands)
                                                        Pro       Pro Forma
                                                Actual  Forma(1)  As Adjusted(2)
                                                ------  -------   ------------
Long-term debt, including current portion       $  645  $  645    $  645
Stockholders' equity
   Preferred Stock - $.001 par value; authorized    --      --        --
   10,000,000 shares; no shares issued and
   outstanding and as adjusted
   Common stock - authorized  500,000 shares,       60      17        25
no par value, actual; 111.5 shares issued and
outstanding,  actual;  authorized  50,000,000
shares,  $.001 par  value,  pro forma and pro
forma, as adjusted;  issued and  outstanding,
16,968,391  shares, pro forma, and 24,968,391
shares, pro forma as adjusted
   Treasury Stock - 6 shares actual, at cost,
none pro forma or pro forma as adjusted            (30)     --        --
Additional paid-in capital                          --      13     5,055
Accumulated deficit                             (1,715) (1,715)   (1,715)
Total Stockholders' equity (deficit)            (1,685) (1,685)    3,365
   Total Capitalization                         (1,040) (1,040)    4,010

(1) The above information is based on pro forma shares outstanding as of September 30, 2003.

        This information excludes 2,707,401 shares of common stock issuable upon exercise of outstanding warrants and convertible notes. This information includes: (i) 10,792,599 shares issued under the share exchange agreement, (ii) 5,350,792 shares outstanding prior to the exchange, and (iii) 825,000 shares relating to warrants issued and exercised in connection with the exchange.

(2) Assumes the sale of all 8,000,000 shares offered hereby at a price of $0.75 per share.

                                    DILUTION

        If you invest in our common stock, your interest will be diluted by the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Our pro forma net tangible book deficit as of September 30, 2003, was approximately $1.7 million, or $0.10 per pro forma share. Pro forma net tangible book value per share is equal to our tangible net assets, less total liabilities, divided by the number of shares of common Stock outstanding as of September 30, 2003 on a pro forma basis, which gives effect to the Share Exchange Agreement between Utix, Corporate Sports, the principal stockholder of Utix, and the shareholders of Corporate Sports, as if the transaction had occurred on September 30, 2003. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of our common stock in this offering and our net tangible book value per share immediately after completion of this offering. After giving effect to the sale of all 8.0 million shares of common stock at an assumed price of $0.75 per share and the application of the net proceeds from this offering, our pro forma as adjusted net tangible adjusted book value at September 30, 2003 would have been approximately $4.0 million, or $0.13 per pro forma share. This amount represents an immediate increase in net tangible book value of $0.23 per share to existing stockholders and an immediate dilution in net tangible book value of $0.62 per share to new investors in the offering. The following table illustrates this per share dilution:

Initial offering price per share                                         $0.75
Pro Forma net tangible book value per share at September 30, 2003        $(0.10)
Increase per share attributable to new investors                         $0.23
Pro Forma net tangible book value per share after this offering          $0.13
Dilution per share to new investors                                      $0.62

The following table summarizes, as of September 30, 2003, on a pro forma basis, which gives effect to the Share Exchange Agreement between Utix, Corporate Sports, the principal stockholder of Utix, and the shareholders of Corporate
Sports, as if the transaction had occurred on September 30, 2003, after giving effect to the sale of all 8.0 million shares of our common stock we are offering for sale at an assumed price of $0.75 per share, the total number of shares of common stock outstanding, the total consideration paid, and the average price per share paid by existing stockholders and by new investors purchasing common stock from us in this offering, before deducting estimated offering expenses payable by us:

                          SHARES PURCHASED   TOTAL CONSIDERATION     AVERAGE
                         NUMBER    PERCENT    AMOUNT    PERCENT  PRICE PER SHARE
                       ----------  -------  ----------  -------  ---------------

Existing shareholders  16,968,391   68.0%   $    1,359    0.0%         0.00
New investors           8,000,000   32.0%    6,000,000  100.0%         0.75

Total                  24,343,391  100.0%   $6,001,359  100.0%

The discussion and tables above assume no exercise of stock warrants outstanding as of September 30, 2003. As of September 30, 2003, on a pro forma basis, there were warrants outstanding to purchase a total of 2,707,401 shares of our common stock.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                           FORWARD-LOOKING STATEMENTS

The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this Prospectus.

This filing contains forward-looking statements. The words "anticipated," "believe," "expect, "plan," "intend," "seek," "estimate," "project," "will," "could," "may," and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management's current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; the commercially viability of our retail gift card platform and offerings; availability, terms, and deployment of capital; and availability of qualified personnel. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this filing are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

OVERVIEW

        Our principal business activity is to provide active lifestyle experiences to individuals by offering prepaid gift tickets that are redeemable at golf courses, ski resorts, spas and other venues. We intend to expand the scope of our product offerings to include an array of unique experience gift tickets that capitalize on our technology platform. We conduct our business through our wholly-owned subsidiary Corporate Sports Incentives, Inc., a New Hampshire corporation ("Corporate Sports").

        For approximately 17 years, Corporate Sports functioned as a provider of prepaid plastic gift tickets solely to large corporations. Commencing in 2003 we expanded our management team and have taken steps to significantly expand the scope of our business to commence selling our gift tickets directly to retail consumers through major mass-market national retail chains. Under our new management structure we are doing business as Utix Group, Inc.

        We currently offer and intend to offer our products through two distinct distribution systems; direct corporate sales (under our UNIVERSAL GOLF/SPA/SKI TICKET brand), and consumer sales conducted at mass merchandise retail venues (under our GIFTIX brand). In both distribution systems, recipients are given the opportunity to enjoy, on one occasion only, such activities as 18 holes of golf at one of over 2,600 participating golf courses or a one-day ski lift ticket at one of over 200 mountains. We also offer a gift ticket that provides a one-hour massage at one of over 1,100 spas. Since we pay the golf courses, ski resorts or other venues their full list prices on the day that each gift ticket is used, there are no blackout dates or restricted access to the chosen facility associated with any gift tickets, and users are treated as full paying guests at all locations.

CORPORATE BACKGROUND

        We were incorporated in Delaware in 1988 under the name "Deterministics, Inc." In 1989, we changed our name to "Bright Star - World Entertainment, Inc." and in 1994 we changed our name to "Cyto Skin Care Corporation", which was then changed in the same year to "Chantal Skin Care Corporation". In November 2003, we entered into a share exchange agreement with the security holders of Corporate Sports Incentives, Inc., and again changed our name to "Utix Group, Inc." As a result of the exchange, Corporate Sports became our wholly owned subsidiary and the former security holders of Corporate Sports received an aggregate of 71.6% of the ownership interest in Utix Group, Inc. on a fully-diluted basis. Prior to the exchange, we were an inactive company having no assets, liabilities, operations or transactions since 1999. We presently are listed on the over-the-counter market pink sheets under the symbol "UTXG".

        Corporate Sports was founded in 1986 as a premium gift, incentive and consumer reward company and has successfully marketed a proprietary line of plastic gift tickets to Fortune 1,000 companies. Prior to its recent expansion into the retail gift ticket market, Corporate Sports' two founding stockholders operated a relatively small ($1.5 million to $2.0 million in average annual revenues) and profitable (10% to 18% average earnings, before executive salaries, fees and bonuses) entrepreneurial business and enjoyed long-standing customer retention with its corporate clients and venues.

        On November 13, 2003, the security holders of Corporate Sports Incentives, Inc. consummated the transactions contemplated by a share exchange agreement (the "Share Exchange Agreement"), dated as of October 31, 2003, between Utix Group, Inc. (then known as Chantal Skin Care Corporation) ("Utix"), Corporate Sports, Joel Pensley, as the principal shareholder of Utix, and the stockholders of Corporate Sports. Mr. Pensley was the former president of Utix and, at the time of the exchange, was the owner of 4,395,000 shares or 82.1% of the outstanding capital stock of Utix. As a result of the exchange, Corporate Sports became our wholly owned subsidiary and the former security holders of Corporate Sports received an aggregate of 71.6% of the ownership interest in Utix on a fully-diluted basis.

        Under the terms of the Share Exchange Agreement:

            o the 111.5 then outstanding shares of common stock of Corporate Sports were exchanged for an aggregate of 10,792,599 shares of Utix common stock, and the 27.82673 additional shares of Corporate Sports common stock reserved for issuance upon conversion of convertible notes or exercise of outstanding Corporate Sports warrants and options (collectively, "Share Equivalents") were exchanged for an aggregate of 2,707,401 Share Equivalents of Utix;

            o the board of directors of Corporate Sports became the board of directors of Utix;

            o Robert M. Rubin (the settlor of The Rubin Family Irrevocable Stock Trust) committed to provide not less than $300,000 of financing of 7% Utix bridge notes;

            o Joel Pensley transferred to the Rubin Family Irrevocable Stock Trust (the "Rubin Trust") and Guy Cohen, in equal amounts, a total of 3,750,000 shares of Utix common stock, or 85.3% of the shares then owned by Mr. Pensley. The Rubin Trust and Mr. Cohen subsequently transferred 100,000 of such shares, in equal amounts, to affiliates of Capital Access Group, LLC. As of the date of this prospectus, the Rubin Trust beneficially owns approximately 11.5% of the outstanding common stock of Utix and Mr. Cohen beneficially owns approximately 10.8% of the outstanding common stock of Utix;

            o   Utix adopted the 2003 Stock Option Plan;

            o The Rubin Trust and the former stockholders of Corporate Sports agreed not to sell any of their Utix shares for a minimum of one year; and

            o The Rubin Trust agreed to vote its shares of Utix common stock in such manner as our board of directors shall determine in appointing nominees to the board of directors.

RESULTS OF OPERATIONS

All of our business activities are conducted through our subsidiary Corporate Sports Incentives, Inc., as reflected in our consolidated financial information.

  YEAR ENDED SEPTEMBER 30, 2003 COMPARED WITH THE YEAR ENDED SEPTEMBER 30, 2002

        Our loss for the year ended September 30, 2003 was $1,095,907. This compares to a loss of $403,490 for the year ended September 30, 2002, an increase of $692,417, or 172%. The increase in the loss and the losses incurred in fiscal 2003 and 2002 essentially reflect expenditures related to building infrastructure and other efforts to bring our products to the consumer market.

        Net revenues for the year ended September 30, 2003 were $2,268,332 from gift ticket sales. This compares to $2,255,552 in revenues for the year ended September 30, 2002.

        Total operating expenses for the year ended September 30, 2003 were $1,833,470 as compared to $1,183,280 for the year ended September 30, 2002. The total increase in operating expenses was $650,190 and the most significant differences when comparing the year ended September 30, 2003 with the year ended September 30, 2002 were due to additional staffing, consulting, marketing development, and transaction costs related to bringing our products to the consumer market.

LIQUIDITY AND CAPITAL RESOURCES

        Since our inception, our capital resources have been limited. We have had to rely upon the sale of debt securities for cash required for product purchase purposes, for expansion of our business into the retail market, and to fund our day-to-day operating needs. If we do not generate substantial revenues in the near future we will have to rely upon sales of debt and equity securities to raise capital. We cannot assure you that financing, whether debt or equity, will always be available to us in an amount required at any particular time or for any particular period or, if available, that it can be obtained on terms satisfactory to us.

        Between March 2003 and November 2003, Utix and Corporate Sports borrowed an aggregate of $1,295,000 from its executive officers, directors, principal stockholders and other third parties. In connection with such borrowings, we issued to the lenders our 7% notes due November 13, 2004 and warrants entitling such persons to purchase an aggregate of 825,000 shares of our common stock at an exercise price of $0.001 per share.

        As part of our fund  raising  efforts,  in February  2004 we borrowed an additional $350,000 from three persons, including certain principal stockholders. Such loans are also evidenced by our 7% notes due and payable on November 30, 2004. We also issued to the lenders five year warrants entitling them the purchase 350,000 shares of our common stock at an exercise price of $0.10 per share. We have the right to repurchase such warrants for $.01 each on 30 days prior written notice (subject to the holders right to exercise) if all of the following conditions are met:

            o Our common stock trades on the NASD over-the-counter bulletin board or another national securities exchange;

            o The average closing price of our common stock, as traded on such exchange for the 30 consecutive days prior to our submission of a notice of redemption, shall equal or exceed $0.30 per share; and

            o The shares of common stock issuable upon exercise of such warrants have been registered for resale under the Securities
                Act of 1933, as amended, or otherwise exempt from such registration requirements.

        As of September 30, 2003 we had cash, cash equivalents and certificates of deposits of $145,476 as compared to $402,601 as of September 30, 2002. Working capital deficiency at September 30, 2003 was $1,355,887 as compared to working capital deficiency of $745,897 at September 30, 2002. We primarily used the funds to build infrastructure consisting of database systems upgrades, computer hardware, IT integration and retail package development.

        In addition to the $350,000 of loans made in February 2004, we intend to raise an additional $4,000,000 to $6,000,000 of equity to repay our bridge loans and meet our ongoing working capital requirements in 2004, including the financing of the production of an adequate inventory of tickets for our Fall and Winter retail programs. We cannot assure you that we will be successful in registering or selling such securities by the end of the second quarter of 2004 or otherwise receive adequate net proceeds to enable us to meet existing contractual commitments or otherwise achieve our business goals.

        We do not have any commitments for material expenditures over either the near or long term.

CASH FLOW FROM SALES AND RECOGNITION OF REVENUES.

        We customarily sell our gift tickets to corporate or business clients on terms that require full payment, either in advance or within thirty days of purchase. We recognize a portion of the transaction revenues at the time of sale, and the balance, together with the cost of the gift ticket, at the time the ticket is used or redeemed by the user at the golf course, ski resort or other venue. The portion of the selling price of our corporate gift tickets that we recognize as revenue at the time of sale is based upon the historical percentage of our one year corporate gift tickets that expire unused by recipients (known in our business as "breakage").

        With respect to our new GIFTIX retail tickets, once sold to a consumer, our current arrangements require that the full value of the sale be deposited in an escrow account controlled by DISCOVER/Novus, until DISCOVER/Novus either makes payment to the golf course, ski resort or other venue, upon redemption or use of the card, or when the card expires unused. Consequently, we will not realize any cash from a sale until the ticket is redeemed or is subject to breakage; which could be as much as one year from the date of sale of the card at retail. This will require us to obtain additional financing to fund the escrow account. Although we believe that we will be able to obtain an institutional line of credit secured by our interest in sale proceeds retained in the DISCOVER/Novus escrow account, to date, we have not received any firm proposals or commitments for such financing. Failure to obtain such financing will impact our ability to sell at the retail level.

        We recognize both revenues and costs of sales at the time of redemption. We recognize revenues on unredeemed retail tickets when the consumers ability to use the ticket expires (usually after one year).

        As a result of these factors and per accounting according to GAAP, although sales of our retail gift tickets may be robust, we will not be able to recognize revenues and profits from such sales until the tickets are used or expire; which may be as much as one year from the date of the actual retail sale. Accordingly, as we attempt to develop our retail distribution model, a key measure of our potential success and profitability in the early years of our development will be the number of GIFTIX retail tickets sold at the cash register of the retailer.

OPTIONS AND WARRANTS

        As of the date of this prospectus, we had outstanding 5,267,401 options and warrants. The exercise price of the exercisable warrants range from $0.001 to $0.5166 per share. If all of the options and warrants are exercised prior to their expiration we will receive aggregate proceeds of $1,651,589.

DIVIDENDS

        We have not shown positive earnings in the past two fiscal years, and have not paid any dividends. In all likelihood, we will use our earnings, if any, to develop our business and do not intend to declare dividends for the foreseeable future. Any decision to pay dividends on our common stock in the future will be made by our board of directors on the basis of earnings, financial requirements and other such conditions that may exist at that time.

GOING CONCERN

        We have suffered recurring losses from operations, have a net working capital deficiency and a net stockholders' deficit, all of which raise substantial doubt about our ability to continue as a going concern. We have undertaken a number of initiatives to address these issues, and have raised approximately $650,000 in aggregate proceeds in the form of notes payable since September 30, 2003. Additionally, we have revised the terms of our notes payable prior to September 30, 2003 to extend the maturity dates. We have also commenced discussions to raise equity capital with the intention of repaying our notes and meeting our ongoing working capital requirements throughout 2004 and 2005. We are in the process of expanding our product sales into the retail distribution channel and intend to expand the scope of our product offerings to include an array of unique experience gift tickets that capitalize on our existing technology platform.

        Based upon these factors, among others, our independent auditors have expressed the opinion that there is substantial doubt that we can continue as a going concern unless we raise additional capital and bring our products to the retail market.

OFF BALANCE SHEET ARRANGEMENTS

None.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS:

Contractual obligations as of September 30, 2003 are as follows:

                             PAYMENTS DUE BY PERIOD
--------------------------------------------------------------------------------
Contractual
Obligations            Total      Less than      After                 More than
--------------------------------------------------------------------------------
                                  1 year       1-3 years   3-5 years   5 years
--------------------------------------------------------------------------------
Building leases      $ 91,930     $ 45,965     $ 45,965       $0       $0
--------------------------------------------------------------------------------
Debt                 $645,000     $225,000     $420,000       $0       $0
--------------------------------------------------------------------------------
Total                $736,930     $270,965     $465,965       $0       $0
--------------------------------------------------------------------------------

RECENT ACCOUNTING PRONOUNCEMENTS:

SFAS No. 148 - Accounting for Stock Based Compensation-Transition and Disclosure, an amendment of SFAS 123 issued December 2002 and permits two additional transition methods for entities that adopt the fair value based method of accounting for stock based employee compensation to avoid the ramp-up effect arising from prospective application. This statement also improves the prominence and clarity of the pro-forma disclosures required by SFAS 123.

During April 2002, the FASB issued SFAS No. 145, Rescission of SFAS No. 4, 44 and 64, Amendment of SFAS No. 13 and Technical Corrections (SFAS 145). SFAS No. 145 rescinds SFAS No. 4, Reporting Gains and Losses From Extinguishments of Debt (SFAS No. 4), which required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result of the rescission of SFAS No. 4, the classification of gain and losses arising from debt extinguishments requires consideration of the criteria for extraordinary accounting treatment provided in APB No. 30, Reporting the Results of Operations. In the absence of SFAS No. 4, debt extinguishments that are not unusual in nature and infrequent in occurrence would be treated as a component of net income or loss from continuing operations. SFAS No. 145 is effective for financial statements issued for fiscal years beginning after May 15, 2002. The adoption of this standard currently has no financial reporting implications.

During November 2002, the FASB issued Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (Interpretation 45). Under Interpretation 45 guarantees, contracts and indemnification agreements are required to be initially recorded at fair value. Current practice provides for the recognition of a liability under such agreements only when a loss is probable and reasonably estimable, as those terms are defined under SFAS No. 5, Accounting for Contingencies. In addition, Interpretation 45 requires significant new disclosures for all guarantees even if the likelihood of the guarantor having to make payments under the guarantee is remote. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002. The initial recognition and measurement provisions of Interpretation 45 are applicable on a prospective basis to guarantees, contracts or indemnification agreements issued or modified after December 31, 2002. WE DO NOT CURRENTLY HAVE ANY GUARANTEES, CONTRACTS OR INDEMNIFICATION AGREEMENTS THAT WOULD REQUIRE ACCOUNTING RECOGNITION UNDER THE NEW STANDARD.

In January 2003, the FASB issued Interpretation No. 46 "Consolidation of Variable Interest Entities," which addressed accounting for special-purpose and variable interest entities. This interpretation was effective for financial statements issued after December 31, 2002. In September 2003, the FASB issued a Staff Position to allow a deferment of the effective date to the end of the first interim of annual period ending after December 15, 2003 if certain conditions were met. In December 2003, the FASB issued Interpretation No. 46R Consolidation of Variable Interest Entities," which addresses accounting for special-purpose and variable interest entities and which superseded Interpretation 46. The effective date of this interpretation is the end of the first reporting period that ends after March 15, 2004, unless the entity is considered to be a special-purpose entity in which case, the effective date is the end of the first reporting period that ends after December 15, 2003. Companies that have adopted Interpretation No. 46 prior to the effective date of Interpretation No. 46R will either continue to apply Interpretation No. 46 until the effective date of Interpretation No. 46R or apply the provisions of Interpretation No. 46R at an earlier date. We believe that the adoption of Interpretation No. 46 and No. 46R will not have a material impact on our consolidated financial position or results of operation.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. The statement amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities.

This statement is designed to improve financial reporting such that contracts with comparable characteristics are accounted for similarly. We currently have no derivative instruments and, therefore, adoption of this standard currently has no financial reporting implications.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. We currently have no such financial instruments outstanding or under consideration and therefore adoption of this standard currently has no financial reporting implications.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We regularly evaluate our estimates and assumptions based upon historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. To the extent actual results differ from those estimates, our future results of operations may be affected. We believe the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

        The SEC recently issued Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" ("FRR 60"), suggesting companies provide additional disclosure and commentary on their most critical accounting policies. In FRR 60, the SEC defined the most critical accounting policies as the ones that are most important to the portrayal of a company's financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, our most critical accounting policy is revenue recognition. We defer revenue for the estimated number of tickets that will ultimately be redeemed and recognizes the amount deferred as revenue upon redemption.

        We analyze our historical redemption rates for ticket sales as a basis for the estimate of the tickets that will not be redeemed. For corporate sales, revenue for estimated non-redemptions is generally recognized when the tickets are sold. If the actual numbers of tickets redeemed is significantly different than originally estimated an adjustment to revenue recorded in a particular period may be required.

For new products and new distribution channels (with which we have limited actual experience) non-redemptions are recognized upon ticket expiration.

                                    BUSINESS

GENERAL

        Our principal business activity is to provide active lifestyle experiences to individuals by offering prepaid gift tickets that are redeemable at golf courses, ski resorts, spas and other venues. We intend to expand the scope of our product offerings to include an array of unique experience gift tickets that capitalize on our technology platform.

        We currently intend to offer our products through two distinct distribution systems, direct corporate sales (under our UNIVERSAL GOLF/SPA/SKI TICKET brand) and consumer sales conducted at mass merchandise retail venues (under our GIFTIX brand). In both distribution systems, recipients are given the opportunity to enjoy, on one occasion only, such activities as 18 holes of golf at one of over 2,600 participating golf courses or a one-day ski lift ticket at one of over 200 mountains. We also offer a gift ticket that provides a one-hour massage at one of over 1,100 spas. Since we pay the golf courses, ski resorts or other venues their full list prices on the day that each gift ticket is used, there are no blackout dates or restricted access to the chosen facility associated with any gift tickets, and users are treated as full paying guests at all locations.

        In 2003, we established initial consumer acceptance of our gift tickets directly to the retail public through test marketing at BJ's Wholesale Club, Sam's Clubs and The Golf Warehouse. We have also entered into consignment sale contract arrangements with other national chains such as Walgreen's, GNC, Costco and 7-Eleven stores, and are negotiating sales contracts with other major retailers. Additional testing and refinement of our marketing programs is planned throughout 2004.

        We have been named an official ticket and card products issuer by the Discover Card/Novus. Through our software technology and processing partner, WildCard Systems, Inc., we intend to launch a proprietary magnetic strip ticket product on the DISCOVER/Novus merchant payment network system in the first half of 2004.

        In conjunction with WildCard Systems, we believe we have developed a business model and proprietary technology that uniquely identifies and segments merchants and specific lifestyle experiences. Unlike traditional gift cards that are limited to a specified dollar purchase at one store or chain, our branded tickets permit users to enjoy a specific one-time experience (such as golf, skiing or going to a spa) at numerous locations or venues applicable to that experience. Based on information provided by DISCOVER/Novus, we believe we are currently the only issuer on the DISCOVER/Novus credit system able to offer prepaid gift tickets redeemable for specific lifestyle experiences at a number of designated venues.

        We believe that our principal competitive advantage is based upon the relationships we have developed with Wildcard Systems and DISCOVER/Novus and our collective ability to commercialize magnetic tape payment technology (the loading of a ticket for an experience at point of purchase and payment in dollars at the point of use) that can benefit both the giver and the receiver. We also believe that as we further develop our technology with Wildcard Systems, we will be able to offer retailers and corporate program buyers an array of unique custom-shopping prepaid gift products.

OUR CORPORATE BUSINESS

        We sell to our corporate clients UNIVERSAL GOLF, SKI OR SPA plastic gift tickets for distribution to their employees and customers, as well as to the employees of other companies with which they do business. Each gift ticket type provides the user with one admission to a variety of entertainment venues, including over 2,600 golf courses in all 50 States, Mexico and the Caribbean, over 200 ski and snowboard mountain resorts throughout North America, and over 1,100 spas in the United States. Our corporate clients have included Boeing, British Airways, JP Morgan Chase, General Mills, Gillette, Hewlett Packard, Kraft Foods, MBNA, Merrill Lynch, Nabisco, National Broadcasting Company, Pepsi-Cola, Pillsbury, Prudential Insurance, Seagrams, Sprint, Toyota, Verizon, Weyhaueser, American Express, and Linsco Private Ledger. Many incentive and reward programs, such as those offered by Chase, Verizon and Wells Fargo, have run continuously for over five years.

        We believe we are distinct from other prepaid discount promotional offerings in that our Universal Ticket member golf courses, ski resorts and other venues are paid their full list prices on the day the gift ticket is used, rather than a negotiated discount price. As a result, ticket holders are able to enjoy many venues that are unavailable to discount oriented programs, and a first-class sport, leisure or entertainment experience with no blackouts or restrictions. At some upscale golf courses and ski resorts whose charges exceed our standing gift ticket prices, ticket holders must purchase one or more upgrades in order to use the facility. This can be done easily over the phone.

        We produce and fulfill client requests for corporate tickets containing the client's corporate logo, the expiration date and other requested information. Use of the tickets is limited to approximately ten months from issuance, usually corresponding to traditional golf or ski seasons. As a ticket approaches its expiration date, at the user's request, we will exchange the ticket for a new ticket for a $15.00 fee. Approximately 12% to 14% of our corporate gift tickets are returned for exchange. In addition, in fiscal 2003, approximately 38% of our corporate tickets were subject to "breakage," in that they are never used and not returned for exchange.

        Our corporate tickets are currently manual, in that they do not include a magnetic strip. When the user presents the ticket at the desired venue, the operator of the venue cuts each ticket in half and mails it back to us together with an invoice billing us for the use of the venue.

OUR RETAIL BUSINESS

        Our retail gift ticket program is coordinated through the DISCOVER/Novus merchant payment system and enables retailers to activate our tickets at the cash register in exchange for payment. Customers can easily identify where the tickets may be used by viewing the attached directory with each ticket package or the website, or by calling the customer service department, which is available 24 hours a day, 7 days a week. Based on Wildcard Systems' proprietary magnetic strip technology, when the ticket is redeemed at the golf course, ski resort or other venue by the user, the venue is paid their full price rate for the services they deliver. We believe that the key benefit to retailers is that there is no inventory or slippage cost associated with offering our tickets as they are not activated until checkout. At the same time, the venue is able to realize its full profit margin quickly.

        Upon activation at retail, the merchant is obligated to pay us for the sale. This payment is held in an escrow account that is utilized for use of ticket settlement via the DISCOVER/Novus merchant payment system. We estimate an average gross margin of 2% to 6% on tickets that are redeemed by the consumer and margin on "breakage" tickets that are never used and not returned for exchange.

         We have been named an official ticket issuer by Discover Financial Services and have executed an exclusive partnering agreement with WildCard Systems, Inc., one of the leading credit card processors, for ticket development and processing. As part of our multi-year contract with Discover Financial Services, we have received a commitment for ticket purchases totaling $500,000 for the first two years. DISCOVER/Novus has advised that it expects to arrange placement in numerous programs and sales in excess of $1,500,000 during the same period.

        We intend to sell our UNIVERSAL GOLF/SKI/SPA GIFTIX tickets directly to consumers through major mass-market national retail chains such as Walgreens, Sam's Club, GNC, Safeway, Simon Malls, Costco, and 7-Eleven. We plan to sell to the majority of these retail chains through one-year or longer placement agreements. Under such agreements, the retail chain typically agrees to stock our tickets at selected locations and make payments to us upon confirmation of actual consumer purchases. We commenced test marketing of our UNIVERSAL GOLF tickets to retail consumers in June 2003. Through January 31, 2004, we have sold approximately $300,000 worth of gift tickets at retail.

        Our technology partner, Wildcard Systems, is working with us to enhance the proprietary software and processing and magnetic strip technology to enable each of our subscribing venues to charge its regular price to ticket users for the lifestyle experiences they provide and seamlessly receive immediate payment under the DISCOVER/Novus payment network. Each of our gift tickets has a maximum dollar credit limit. However, if the venue's charge for golf, skiing or another experience exceeds such limit, the user can, either online or by merely dialing a toll-free telephone number (listed on the ticket), charge his or her credit card to add additional ticket upgrades to the prepaid gift ticket, thus expanding the number of golf, ski and spa venues available for ticket redemption.

        We have made arrangements with Quality Packaging Specialists, Inc., a production and fulfillment company located in Burlington Township, New Jersey, to assemble our retail magnetic strip tickets, retail packaging and ticket directories and ship them to our retail customers. WildCard oversees the ticket manufacturing. InWallet Printing Company produces the ticket directories and prints and produces the cardboard packaging. As a result of this outsourcing strategy, we believe that we will be able to reduce our in-house processing costs per ticket.

        We target impulse gift purchasers who are willing to spend more than $20 and are seeking to give a unique and more thoughtful gift experience. By "plugging" into the portfolio platform of experiential gift ticket products and gaining retail placement via our distribution channels, we believe we will be able to deliver partners to the gift ticket industry in a cost-effective manner.

        With over 44 million golf enthusiasts and over 500 million rounds of golf played annually in the United States according to the National Golf Course Owners Association, National Golf Foundation and ESPN source guides, we believe that golf gift giving is a sustainable market. In addition, there are over 28 million skiers in the United States according to the National Ski Area Association, and over 128 million spa visits tracked in 2002 according to the American Spa Association. We are targeting the purchasers who will be buying gifts for these golfers, skiers and spa enthusiasts.

        In addition to our UNIVERSAL GOLF/SKI/SPA GIFTIX tickets, we believe that we have numerous product extension opportunities in the experiential gift business. For example, those brands and associations that market to avid lifestyles such as adventure travelers, sports enthusiasts, hobbyists and young adults and teens can provide access to these favored activities (such as fishing, diving, bowling, hunting, camping, equestrian, golf range practice, racing and mountain biking) with pre-paid gift tickets provided via the retail platform and payment network. We intend to continue to test market various gift ticket programs to establish our brand and optimize our retail exposure. We are in the process of investigating the development of new products that capitalize on our technology platform to provide a broader product line for national mass merchandise retail chain customers and participating corporate users.

RECENT DEVELOPMENTS

        Our new branded retail platform includes one-year placement agreements with:

    o American Express - our ski gift tickets have been featured in the American Express membership rewards circulars since October 2003, and our golf tickets became available for AMEX users in January 2004. To date, the program has generated in excess of $200,000 in shipped orders for its first four months.

    o Walgreens - a nationwide rollout is scheduled for the period between June 2004 and October 2004 to introduce our GIFTIX products in Walgreen's Gift Card Express Aisle. Retail prices for these products are expected to vary between $12.99 and $74.99.

    o GNC - corporate-owned stores featuring the GIFTIX line of products seasonally is scheduled for test implementation in the Fall of 2004.

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


    o Costco - 300 club stores have scheduled a rollout of all GIFTIX products at the Costco in-store manned kiosk outlets.

    o Sam's Club - in November 2003, the UNIVERSAL GOLF TICKET(TM) was offered to consumers in 38 Sam's CluB stores as a holiday gift. The retail offer included a free round of golf, Top Flite XL golf balls, and a one-year subscription to Golf Digest for $49.99. We sold product to Sam's Clubs and realized 11 units of sell-through per week per club during the holiday season.

    o InComm - commencing in June 2004, InComm, a company that manages prepaid gift and stored value products space at large retail chains, will represent us to their existing retail partners including Kroger, Winn Dixie, Duane Reade, Rite Aid, Shaws and Giant Eagle.

    o IDT Corporation - Our relationship with the IDT prepaid phone cards includes activation services at Walgreens. In addition, we are exploring with IDT a broader relationship that would involve IDT's distribution representatives selling our products and placing them into storefronts nationwide.

        All of our placement agreements are essentially "sale on consignment" relationships, in that the retailer agrees to stock our tickets for up to one year at certain selected stores and to make payment to us only upon completion of retail sales.

        We anticipate that all of the above retailers will commence a retail rollout of our gift cards through the first nine months of 2004.

        We are also negotiating retail distribution agreements containing terms between six months and two years with other national chains, including Safeway and Simon Malls.

OUR STRATEGIC GOALS

        Our principal strategic goals are to establish "gift tickets" as the next generation of gift cards, thereby increasing our revenues and profits. We intend to achieve this objective in our core corporate and retail sales channels, both of which we support through common processing methods. We specifically intend to:

    o increase the number of corporations and related business clients subscribing to our products and services; and

    o build a nationwide retail brand presence through mass marketing, co-branding of our products through leading retail chains, and special marketing promotions. We hope to implement our strategy based on the following internal and industry factors:

    o we believe that our new gift tickets applications coupled with Wildcard's proprietary encoding and processing systems and technologies represent an innovative marketing concept that turns "dollars into experiences;"

    o in contrast to typical dollar value gift cards limited to one store or retail chain, our gift tickets allows access to one of a number of competitive user venues;

    o we believe that our magnetic strip and software technology will enable venues that traditionally could not accept prepaid tickets to effect transactions on our GIFTIX cards without the cost of additional hardware and software at the point-of-sale;

    o over the past sixteen years we have maintained a corporate gift card business with nationwide venue coverage and earned an excellent reputation for our products and services with a number of large Fortune 1,000 companies that have been repeat customers for many years;

    o the launch of our retail gift ticket GIFTIX comes at a time when, as a result of new technology, the market for pre-paid gift-card products is rapidly expanding. According to Card Management Magazine, a banking and credit card finance trade publication, by the end of 2003, it is expected that the pre-paid card and gift card business will generate over $100 billion in consumer payment volume, representing a 235% increase over 2002; and

    o increasing space in the shopper aisles for gift card products is a business strategy many retailers are following to increase the average amount their customers spend per store visit.

OUR PRODUCTS AND SERVICES

        We currently offer five product groups with a variety of lifestyle tickets options and are developing additional lifestyle branded products. Our product offerings consist of:

SNOW SPORTS

   Universal Ski & Snowboard Tickets(TM)    Useable at over 200 mountains in the
    and Giftix Ski Experience               U.S. and Canada.

GOLF PRODUCTS

   Universal Golf Tickets(TM)               Useable at over  2,600 golf  courses
    and Giftix Experience                   in all 50 states,  the Caribbean and
                                            Mexico

   Universal Golf Lesson Tickets(TM)        Useable   at   over   800   teaching
                                            professionals and learning centers

   SwingPack(TM)(manufacturer co-brand)     Gift box with golf balls and tickets

   Nike Golf Learning Center Ticket         28 locations in 10 states
AMUSEMENT

   The Universally Accepted Amusement       Useable at 45 Theme Parks, including
   Ticket(TM)                               Universal Studios and Busch Gardens

SPA GIFT TICKET

   Universal Spa Ticket(TM)                 April  2004  launch  with over 1,100
   and Giftix Spa Experience                locations in 48 states

MOVIENITE TICKET

Universal MovieNite Ticket                  Scheduled  for re-launch in the Fall
and Giftix Movie Experience                 of 2004.

OPERATIONS

        We presently outsource the production of our primary corporate product, consisting of plastic ticket cards, directories, balls and packaging components. We have made arrangements with Quality Packaging Specialists, Inc., a production and fulfillment company located in Burlington Township, New Jersey, to assemble our retail magnetic strip tickets, retail packaging and ticket directories and ship them to our retail customers. WildCard Systems oversees the ticket manufacturing. InWallet Printing Company produces the ticket directories and Mansir Holden prints and produces the cardboard packaging. As a result of this outsourcing strategy, to date we have been able to keep our in-house costs low. Order processing, tracking, fulfillment and customization is completed in-house and managed by a single manager. We have contracted with qualified and approved vendors to outsource production, packaging and fulfillment of our retail magnetic strip tickets for the launch into retail channels. We are currently scheduled to ship over 400,000 ticket packages to various distribution centers and retailer locations over the next six to twelve months. However, our ability to meet this shipment schedule will depend upon our ability to obtain additional financing.

OUR RELATIONSHIP WITH WILDCARD SYSTEMS AND DISCOVER FINANCIAL SERVICES

        WildCard Systems, Inc. is a technology leader in magnetic strip, host-based, stored-value cards used for electronic payment products and services. WildCard is certified by MasterCard, Visa and DISCOVER/Novus as an endpoint on their networks and is authorized to issue cards bearing Visa,
MasterCard, DISCOVER/Novus, Cirrus and other payment marks. WildCard has developed a secure platform that supports client-configurable program management, cardholder account management, cash distribution and other essential services to banks and its business partners.

        We selected WildCard as our technology and transaction processing partner for the retail rollout of our tickets platform for a variety of reasons, the most important being WildCard's commitment to build our proprietary technology and software. Other prepaid credit or gift cards for one-time use are limited in that the amount charged on the ticket by the user must correspond to the credited amount prepaid on the card. In contrast, the WildCard/Utix proprietary software, processing and magnetic strip will enable the retailer selling our UNIVERSAL TICKETS TM to activate the ticket by swiping it though a standard credit card reader and simultaneously permit all of the nationwide venues (golf course or ski resort) in our program charging a variety of list prices for their green's fees, lift tickets and other charges, to reswipe the ticket when it is presented by the consumer and receive immediate payment and credit under the DISCOVER/NOVUS payment network. These financial and technology partnerships make our tickets scalable in a dramatic fashion for the first time in our history.

        In April 2003, we entered into a development agreement with WildCard for the specification and establishment of our UNIVERSAL GOLF TICKET TM retail program. We also entered into a separate services agreement under which WildCard will exclusively manage the processing of transactions over the DISCOVER/NOVUS network and co-manage collections. Pursuant to the services agreement, we must maintain sufficient funds in an account maintained by Wildcard to fund cards issued by us. The services agreement may be terminated by either party in the event that a party materially breaches the agreement; provided that notice is given of the breach and the breach has not been cured or a cure has not been commenced within thirty days after receipt of the notice of breach. Wildcard may terminate the services agreement immediately by written notice if, among other things, we do not pay the fees and expenses due to Wildcard, we fail to fund the account maintained by Wildcard to fund the issuance of cards by us, or bankruptcy proceedings are commenced by or against us. WildCard has allocated resources for its proprietary technology and infrastructure costs to launch our new line of retail gift cards. DISCOVER/Novus has allocated meaningful co-marketing resources and monies toward the launch efforts and venue relations management.

        Under the terms of our agreements, WildCard manages the production and manufacturing of our retail gift tickets. WildCard's services include ticket manufacturing, customer service, Interactive Voice

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


Recognition, live agent requirements, i.e. 14 hour per day, 7 days per week, DISCOVER customer service requirements, ticket holder services tracking expiration dates, ticket quantities, ticket purchases online for ticket value add-ons, and return/exchange information. We receive preferential pricing on the cost of production and delivery of the tickets.

        Our agreements provide that WildCard receives designated percentages ranging from 70% to 100% of the activation, reporting, redemption and customer services costs attributable to each card transaction on the DISCOVER/NOVUS network as well as 10% of all breakage profits we receive.

        As a result of our relationship with WildCard, we have been authorized as an official issuer for Discover Financial Services as of January 2004. We are now in development with WildCard Systems to focus on expanding our product offerings and sales distribution channels dramatically in 2004 and 2005. In our working partnership with DISCOVER/NOVUS and WildCard Systems, DISCOVER/NOVUS provides a flexible payment rail at the merchant level, WildCard Systems provides product coding, digital functionality, processing and services, and we provide proprietary product development, database system tracking, customer and venue relations, and sales and marketing distribution.

        We have established a joint account with WildCard under which the retailer (Walgreen's, Costco, etc.), upon selling one of our tickets to consumers, will remit the agreed upon payment to us within seven to ten days from the date of sale - for example, in the case of Walgreens, $42.50, or approximately 85% of the $49.99 suggested retail price for UNIVERSAL TICKETS sold to a consumer. At such time as the ticket is redeemed by the user at the designated venue, the DISCOVER/NOVUS payment system remits payment electronically to the venue within 24 hours from the date of redemption.

KEY FINANCIAL CONSIDERATIONS

        GOING CONCERN QUALIFICATION

        Our consolidated financial statements were prepared on a going concern basis which assumes that we will be able to realize assets and discharge liabilities in the normal course of business. As of September 30, 2003, we had an accumulated deficit of $1,714,912. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and bring our products to the retail market.

        TIMING OF REVENUES AND CASH FLOW.

        We customarily sell our gift tickets to corporate or business clients on terms that require full payment, either in advance or within thirty days of purchase. We recognize a portion of the transaction revenues at the time of sale, and the balance, together with the cost of the gift ticket, at the time the ticket is used or redeemed by the user at the golf course, ski resort or other venue. The portion of the selling price of our corporate gift tickets that we recognize as revenue at the time of sale is based upon the historical percentage of our one-year corporate gift tickets that expire unused by recipients (known in our business as "breakage").

        With respect to our new GIFTIX retail tickets, at the present time we are entitled to receive payment from DISCOVER/NOVUS only when the consumer redeems the ticket at the venue of use or when the card expires unused; in either case, which can be as much as one-year from the time our card is sold at retail. In the absence of obtaining financing, this delay in payment would materially and adversely affect our future cash flow and liquidity. Although we believe that we will be able to obtain an institutional line of credit secured by our interest in sale proceeds retained in the DISCOVER/NOVUS escrow account, to date, we have not received any firm proposals or commitments for such financing. Failure to obtain such financing will materially and adversely affect our ability to sell at the retail level.

        We recognize both revenues and costs of sales at the time of redemption. We recognize revenues on unredeemed retail tickets when the consumer's ability to use the ticket expires (usually after one year). Accordingly, as we attempt to develop our retail distribution model, a key element in measuring our potential success and profitability will be the number of GIFTIX retail tickets sold at the cash register of the retailer.

        RATE DIFFERENTIALS AND BREAKAGE

        There are two key variables in analyzing our existing and potential profit margins to be derived from both corporate and retail ticket sales - the "rate differential" and "breakage."

        "Rate differential" is the difference between the price we charge our customer and the price the venue charges us. For example, an up-scale public or semi-private golf club would ordinarily charge a higher price for 18 holes of golf than would a smaller public golf course. Since the price charged for a Universal Golf Ticket(TM) would customarily be uniform for a corporate sale ($56.00) or a proposed retail sale ($49.95), our potential profit margin will vary based upon where our tickets are actually redeemed.

        "Breakage" is the percentage of tickets sold that are never redeemed or used by the holder. If a ticket is never used, we have no "cost of goods sold" from the sale of such ticket, and, with the exception of sales commissions and processing costs, would realize the full profit from the sale as we have no redemption costs to pay to the golf course, ski resort or other venue.

        In fiscal 2002 and 2003, our corporate business resulted in a rate differential of 6.5% and 7.2%, respectively, and breakage of 29.4% and 38.8%, respectively. In both fiscal 2002 and 2003, the gross profit margin from our corporate business was approximately 34.8%.

INDUSTRY OVERVIEW

        We believe that the market for prepaid electronic gift cards sold to consumers at U.S. retail outlets is currently in excess of $100 billion. Introduced only about ten years ago, consumer prepaid gift cards are a growing phenomenon that is rapidly replacing traditional paper gift certificates. Visa indicated in a 2001 press release that the worldwide market for such gift cards could be as much as $174 billion. In addition, corporate prepaid gift cards represent a growing segment of the $44.1 billion premiums/promotions gift market segment.

        According to a November 2003 research survey conducted by ValueLink, the gift and spending card service of First Data Corp., twice as many American consumers purchased a gift card in 2003 as compared to 2002, and 45% of the adult population in the United States, or an estimated 97 million people, purchased a gift card in 2003 versus just 23% in a similar survey conducted by ValueLink in August 2002. Approximately 59% of the people surveyed by ValueLink reported purchasing and/or receiving a gift card in 2003, a 22% increase over 2002. The survey also found that consumers increased the number of cards they purchased to an average of 5.6 cards per year, a one card increase over 2002. Overall, consumers spent an average $197 on their purchased cards in 2002. Birthdays and Christmas holidays dominate the list of occasions and reasons people purchased or received prepaid gift cards. The ValueLink research data was weighted to reflect the U.S. population with a statistical significance at the 95% confidence level.

        Similarly, an article in CARD MARKETING magazine reported that, based on a survey of 1,000 people in all nine U.S. Census Bureau Market Regions, 80% of Americans surveyed in March 2001 had heard of gift cards as compared with 15% surveyed in 2000. Approximately 45% of the surveyed population had actually used prepaid gift cards, up from 11% in 2000.

        According to the National Consumer Survey of Plastic Card Usage and Awareness, a study commissioned by Standard Register Co. of Dayton, Ohio:

    o Consumer card spending averaged $200 in 2000, an increase of $61 from the prior 12 months;

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


    o 75% of the consumers surveyed indicated that they went to the store to purchase a gift card, buying an average of four gift cards in the prior year; and

    o Card usage increases retail store traffic, in that 55% of consumers went to the store more than once to purchase a gift card, and 61% of the people surveyed spent more at the store than the value of the card.

        WildCard Systems, Inc. has also benefited from these market trends. In March 2002, WildCard announced that its Wildcard Systems-powered gift card programs generated a 688% increase in the number of gift cards sold in the fourth quarter of 2001, as compared to the same period for the prior year. WildCard now processes over $2 billion annually in gift cards. Such increase was generated primarily from the launch of four new gift card programs for Bank of America, Marriott Hotels, Simon Property Group and First National Bank of Omaha.

COMPETITION

        In the past decade, stored value cards have made a significant impact in the marketplace thanks to the continued penetration of credit cards in traditional cash and check locations (i.e. gas stations, movie theatres, supermarkets, convenience stores and others). The first popular application of these stored value products were pre-paid telephone cards. The advent of debit cards and EFT (electronic funds transfer) products helped opened the possibilities of stored value products at proprietary store point-of-sale terminals.

        Many retailers began creating stored value products as proprietary card programs through their merchant processors. First Data Systems, the nation's largest card processor, was the first to pioneer this effort. Successful examples include the Blockbuster Video Gift Card and the present Home Depot Gift Card product.

        According  to  2002  transaction   volumes  listed  in  CARD  MANAGEMENT
MAGAZINE, the top five stored value cards in the marketplace are:

    o   Blockbuster Video, $430 million;

    o   The Home Dept, $380 million;

    o   Barnes and Noble, $320 million;

    o   Staples, $307 million; and

    o   Best Buy, $280 million.

        In 2003, new stored value products from Starbucks and MTV have opened new channels of opportunity and distribution for these products. It is expected that stored value volume for 2003 will be nearly three-fold the nearly $3 billion in dollars generated in 2002.

        In the past five years, store value cards have proliferated with the magnetic strip capability provided by MasterCard and Visa to its member banks. In particular, Bank of America has introduced a Visa stored-value card possessing incremental dollar amounts of between $10-to $100, that have become popular in large retail distribution channels such as supermarkets, convenient stores and drug store chains. The front card face can also feature a Happy Birthday, Congratulations, Happy Anniversary, or other "best wishes" themes. Under MasterCard and Visa rules, stored value cards registering the Bank Card Association marks on the card face require that they be universally accepted at the millions of MasterCard and Visa merchant locations worldwide.

        As stored value cards continue to become popular financial payment vehicles in the marketplace, paper gift certificates still represents nearly 75% of all pre-paid transactions made in the US. Although we believe that prepaid gift cards will continue to make substantial inroads, paper gift certificates remain popular among large movie theatre chains, catalogers, music retailers, and large department store chains, as well as pre-paid vouchers with large hotel, restaurant and travel agency chains. The most popular gift certificate distributors are 1-800-Gift-Certificate and www.giftcertificate.com.

        All of the above producers of stored valued cards and paper gift certificates have substantially greater infrastructure and financial resources than our company.

INTELLECTUAL PROPERTY

        In conjunction with WildCard Systems, we believe we have developed a business model and proprietary technology that uniquely identifies and segments merchants and specific lifestyle experiences. Unlike traditional gift cards that are limited to a specified dollar purchase at one store or chain, our branded tickets permit users to enjoy a specific one-time experience (such as golf, skiing or going to a spa) at numerous locations or venues applicable to that experience. Based on information provided by DISCOVER/Novus, we believe we are currently the only issuer on the DISCOVER/Novus credit system able to offer prepaid gift tickets redeemable for specific lifestyle experiences at a number of designated and competitive venues.

        We currently rely on trademarks and confidentiality agreements to protect our brands and logos and our proprietary information, know-how and trade secrets. Our employees are required to enter into agreements providing for confidentiality, the assignment of rights to inventions made by them while employed by us, as well as for non-competition and non-solicitation during their employment term and one year thereafter. Our competitors may, however, either independently develop the same or similar information or obtain access to our proprietary information. In addition, we may not prevail if we assert challenges to intellectual property rights against third parties.

        Our future success may significantly depend upon the level of patent protection obtained by Wildcard Systems for their proprietary encoding and card processing system, and may also depend, in part, on our ability to obtain patent protection for our gift ticket applications.

MARKETING AND SALES

        Our sales and operations staff consists of five full-time sales executives, two business development managers and approximately thirty broker and agency relationships. There is a dedicated customer service and sales support staff of four full-time staff members. We intend to begin adding both outsource capabilities and in-house staff with the anticipated growth in our mass distribution channels.

EMPLOYEES

        As of the date of this prospectus, we employed 14 persons, 12 full-time and 2 part-time, including our executive officers. None of our employees is represented by a labor union. All key employees have signed confidentiality and covenant not to compete agreements.

DESCRIPTION OF PROPERTY

        Our principal executive office is located in approximately 1,900 square feet of rented space located at 170 Cambridge Street, Burlington, Massachusetts. We pay approximately $3,830 per month in rent under a five-year lease with an unaffiliated third party that commenced in September 2000. In addition, we maintain a $200 per month office space for a sales executive in Indianapolis, Indiana.

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


LEGAL PROCEEDINGS

        We are not a party to any material legal proceedings, nor are any legal proceedings pending or threatened, other than those arising in the ordinary course of business. We are not aware of any legal proceedings contemplated by any governmental authorities involving us. None of our directors, officers or affiliates is an adverse party in any legal proceedings involving us or our subsidiaries, or has an interest in any proceeding which is adverse to us or our subsidiaries.

                                   MANAGEMENT

        The following table sets forth the name, age and position of each of the members of our board of directors, executive officers and promoters as of February 12, 2004:

        NAME              AGE                    POSITION

Jonathan Adams            59     Co-Chairman of the Board of Directors
Charles Lieppe                   Co-Chairman of the Board of Directors
                          59

Anthony Roth              39     President, Chief Executive Officer and Director
Steven Apesos             50     Executive Vice President
Peter Flatow                     Chief Marketing Strategist and Director
                          59

John Burns                61     Chief Financial Officer and Treasurer
Cynthia A. Cronan         41     Corporate Controller and Assistant Treasurer
Anne Concannon            53     Sales Executive and Director
                                 Director

Suzanne DeVoe             36     Vice President - Operations
Lance Kawesch, Esq.       43     Secretary
Gerald Roth               73     Director
Robert Powers             50     Director
Gary Palmer               37     Director
Joel Pensley              62     President until November 13, 2003; Promoter

        JONATHAN ADAMS has served as Chairman of the Board of Corporate Sports since its inception in 1986 and as Co-Chairman of the Board of Utix since November 2003. Together with Anne Concannon, Mr. Adams co-founded, managed and operated Corporate Sports Incentives for fifteen years. During his career, Mr. Adams was President, Chief Executive Officer and Founder of International Micrographics Inc., a wholesale distributor of microfilm consumables founded in 1982, A&J Realty Trust, an owner and manager of real estate founded in 1988, and The Sharper Edge, a distributor of ski-sharpening equipment founded in 1990.

        CHARLES A. LIEPPE has served as Co-Chairman of the Board of Directors of Corporate Sports since October 2003 and Co-Chairman of the Board of Directors of Utix since November 2003. From January 2002 to September 2003, he was a member of the Advisory Board of Corporate Sports. From August 1999 to August 2003, he was an independent business consultant in Gulfstream, FL. From June 1997 to June 1999, he was President and Chief Executive Officer of DBT Online, Inc. in Boca Raton, FL, a New York Stock Exchange traded online information company. From January 1996 to May 1997, he served as President and Chief Executive Officer of Nabisco International in New York, NY. From January 1991 to December 1995, he was Chief Executive Officer of Berol Corporation in Nashville, TN, a manufacturer of writing instruments, school supplies and art products. From June 1989 to December 1990, Mr. Lieppe was President and Chief Operating Officer of Westpoint Pepperell, a manufacturer of consumer and commercial bed and bath products. From 1968 to 1989, he was employed in various capacities leading to Vice President, and General Manager of Procter & Gamble. Mr. Lieppe received his AB and MBA from Columbia University in 1966 and 1968, respectively.

        ANTHONY G. ROTH has served as the President and Chief Executive Officer of Corporate Sports since January 2002, and of Utix since November 2003. Mr. Roth is the nephew of Gerald Roth, a member of Utix's board of directors. From May 1999 to December 2001, Mr. Roth served as President of Moonstruck
Chocolatier, Eclipse Management Group in Portland, Oregon, a national manufacturer, distributor, & retailer of gourmet chocolate products. From 1997 to 1999, Mr. Roth was Executive Vice President of Naturade, Inc. in Irvine, CA, a national manufacturer/distributor of over 200 nutritional hand and body products. From September 1996 to February 1997, Mr. Roth was President of Performance Nutrition, Inc. in Dallas, TX, a formulator and sales/marketing company of nutritional products.

        From October 1995 to August 1996, Mr. Roth served as President of Roth Financial Group, Inc. in Champaign, IL, a business development and finance consulting firm. He was Vice President, Branch Manager at Merrill Lynch in Champaign, IL from May 1994 to Sept. 1995. From November 1992 to May 1994, Mr. Roth was Vice President of Hilliard Lyons, Inc. in Champaign, IL, a retail brokerage firm. A 1986 graduate of the University of Illinois, with a B.S. in Agricultural Economics, Mr. Roth also completed an advanced degree from the New York Institute of Finance in 1988.

        STEVEN M. APESOS has served as Executive Vice President and Managing Director for Affinity & Partnerships and general business development for Corporate Sports since April 2002, and Executive Vice President of Utix since November 2003. He created the Universal Golf Ticket(TM) Visa card product opportunity and has managed the program since inception. From July 1996 to April 2002, he served as Senior Vice President, Business Development at First USA Partners in Wellesley, MA. From 1990 to 1996, he was progressively Vice
President, Public Relations and Vice President, Sponsorships at MasterCard International in Purchase, NY. Previously, he was Vice President, Public Relations for Manning, Selvage and Lee, Inc. in New York, NY, where he worked on such notable campaigns as the I LOVE NEW YORK Tourism Promotion Campaign, and managed the VISA Olympic Program ("VISA Its Everywhere You Want To Be"). Mr. Apesos earned his B.A. from University of California Los Angeles in 1976.

        PETER FLATOW has served as a Chief Marketing Strategist and a Director of both Corporate Sports and Utix since December 2003. Mr. Flatow's career in consumer marketing includes over twenty years of experience in various executive capacities with Bristol-Myers Squibb Company, Lever Brothers Company and Johnson & Johnson, including serving as Director of Corporate Development, Consumer Products for Bristol-Myers Squibb. For the past fourteen years, Mr. Flatow has been the founder and is the President of CoKnowledge, Inc., a brand and product development marketing consulting business. Prior thereto he gained considerable consulting experience as President of BrainReserve and Ryan Management Group, where he successfully consulted in consumer product development for a variety of client companies, including a number of Fortune 50 companies. Mr. Flatow has been quoted and published in a number of advertising and business publications, including The Wall Street Journal and Business Week and is a guest lecturer at the Yale University School of Management.

        JOHN BURNS has served as Chief Financial Officer of Utix since January 2004. Mr. Burns had served on a consulting basis as the Chief Financial Officer of Utix since November 2003, and on a consulting basis in the capacity as the Chief Financial Officer of Corporate Sports since September 2003. From August 2000 to January 2004, he has also been a principal of C & J Solutions in North Andover, MA, a financial consulting firm. From 1983 to 2000, Mr. Burns served in various financial positions, including Chief Financial Officer beginning in 1997, for Arthur D. Little, Inc. in Cambridge, MA, a management and technology consulting company. Mr. Burns earned his B.S./B.A. from Boston College, Chestnut Hill, MA, in 1964 and his MBA in 1973 from Babson College, Wellesley, MA. Previous positions include Treasurer of ITEK Corporation responsible for investor relations, financial strategy, and risk management (1972-1983), and an auditor for Peat Marwick & Mitchell (1969-1972).

        CYNTHIA A. CRONAN joined Utix as Corporate Controller and Assistant Treasurer in February 2004. From August 2000 to January 2004 she served as a principal of C&J Solutions, a financial consulting firm in North Andover, MA. From May 1984 to August 2000 Ms. Cronan served in various financial positions, including Vice President and Corporate Controller beginning in 1999, for Arthur
D. Little, Inc., a management technology consulting firm in Cambridge, MA. Ms. Cronan earned a B.S. in Computer Information Systems, an A.S. in Accountancy and an A.S. in Management (with Honors) from Bentley College, Waltham, MA, in 1984. In 1997 she was awarded an MBA from Babson College, Wellesley, MA.

        ANNE CONCANNON, together with her business partner Jonathan Adams, has started and operated Information Technologies, Inc., founded in 1976, International Micrographics, Inc., founded in 1982, A&J Realty Trust, founded in 1988, and The Sharper Edge, founded in 1990. Both Information Technologies and International Micrographics were wholesale distribution company for microfilm papers and toners. Ms. Concannon has served in many areas of operations as well as sales for Corporate Sports. Together with Don Hughett, Ms. Concannon manages Utix's long-standing corporate client base of over 1,000 accounts. Ms. Concannon is now focused on corporate sales and works from a home office. Ms. Concannon earned a B.A. in Psychology and Sociology from The University of Massachusetts in 1972.

        SUZANNE DEVOE has served Corporate Sports as Vice President, Operations since May 2002 and Utix as Vice President, Operations since November 2003. From March 1993 to October 2001, she served as Vice President in the sales and business development unit for First USA Bank at First USA Partners in Wellesley, MA. She earned her B.A. from Roanoke College, Salem, VA in 1987.

        LANCE KAWESCH, ESQ. has served as the Secretary of Corporate Sports and Utix since November 2003. Mr. Kawesch is a partner at Duane Morris, LLP, a national law firm, where he specializes in corporate and securities law. He has been in the private practice of law since 1994 and earned a BA in Computer Science from Brandeis University in 1983 and a law degree from Boston University School of Law in 1994, where he was an editor of the Boston University Law Review.

        GERALD ROTH co-founded Corporate Sports in 1986 with Jonathan Adams and Anne Concannon. Mr. Roth is the uncle of Anthony Roth, the President and Chief Executive Officer of Utix. His original efforts were in the area of securing ski resorts and golf courses. Mr. Roth is also the founder and Chairman of Bulbman, Inc., an international light bulb distribution company located in Reno, Nevada that employs 85 people and is one of the largest specialty bulb distributors in the world.

        ROBERT POWERS has served as a Director of Corporate Sports since September 2003 and as a Director of Utix since November 2003. He founded in 1999 and served as President of Applied Value Corporation, an international management consultancy firm headquartered in Lexington, MA. From 1982 to 1999, Mr. Powers was employed by Arthur D. Little, Inc. in Cambridge, MA, a management and technology consulting firm, where his most recent role was Vice President of Finance and Operations for their North American business from 1977 to 1981. Prior to that he had a similar role in support of the firm's European operations. Mr. Powers earned his B.S./B.A. from Babson College, Wellesley, MA in 1975 and his MBA from Suffolk University, Boston, MA in 1979.

        GARY PALMER became a member of the Board of Directors of Utix in December 2003. For more than the past five years, Mr. Palmer has been the Chief Operating Officer and a member of the Board of Directors of WildCard Systems. Prior to joining WildCard, he was an executive at Circuit City's Florida Division. Mr. Palmer holds a BS in Marketing from the University of South Florida.

        JOEL PENSLEY served as the President and a Director of Utix until November 13, 2003. Mr. Pensley has been engaged in the practice of law in New York City, Boston and London for over 30 years, concentrating on public and private finance and securities law matters. From 1971 to 1974 Mr. Pensley served as an assistant professor at New York Law School. He received his BA degree from Princeton University in 1962 and his law degree from Columbia Law School in 1966.

COMPENSATION OF THE BOARD OF DIRECTORS

        Directors are reimbursed for expenses actually incurred in connection with each meeting of the board or any committee thereof attended. In addition, each non-employee director, other than Mr. Lieppe, will be entitled to a grant under our 2003 stock option plan of options to purchase up to 100,000 shares, vesting in equal amounts over three years, for so long as he or she serves as a director.

        Jonathan Adams receives an annual salary of $80,000 to serve as our Co-Chairman of the Board of Directors.

LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 102(b)(7) of the Delaware General Corporation Law, which we refer to as the "DGCL," permits a provision in the certificate of incorporation of each corporation organized under the DGCL eliminating or limiting, with some exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for some breaches of fiduciary duty. Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

        Section 145 of the DGCL, which we refer to as "Section 145," in summary, empowers a Delaware corporation to indemnify, within limits, its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, they actually and reasonably incur in connection with any suit or proceeding, other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

        With respect to any action by or on behalf of the corporation, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) they actually and reasonably incur in connection with the defense or settlement of the action or suit, provided that person meets the standard of conduct described in the preceding paragraph. No indemnification is permitted, however, in respect of any claim where that person has been found liable to the corporation, unless the Court of Chancery or court in which the action or suit was brought approves the indemnification and determines that the person is fairly and reasonably entitled to be indemnified.

        Our Certificate of Incorporation contains a provision which eliminates the personal liability of our directors to us and our stockholders for monetary damages for unintentional breach of a director's fiduciary duty to us. This provision does not permit any limitation on, or elimination of the liability of a director for disloyalty to us or our stockholders, for failing to acting good faith, for engaging in intentional misconduct or a knowing violation of law, for obtaining an improper personal benefit or for paying a dividend or approving a stock repurchase that would be illegal under the DGCL.

        Our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in our right (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Moreover, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

        Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXECUTIVE COMPENSATION

        The following table sets forth information with respect to compensation earned during the fiscal year ended September 30, 2003 by our executive officers and directors. Other than the executive officers listed below, no other executive officers earned compensation exceeding $100,000 during the fiscal year ended September 30, 2003. Due to the inactivity of Utix Group, Inc. (formerly known as Chantal Skin Care Corporation) in fiscal years ended September 30, 2002 and 2001, there were no executive officers during that period.

                                                       LONG-TERM      ALL OTHER
NAME AND PRINCIPAL POSITION  ANNUAL COMPENSATION     COMPENSATION   COMPENSATION
---------------------------  --------------------  ---------------  ------------
                               Salary      Bonus      Securities
                                                      underlying
                                                   Options/SARs(#)
Anthony G. Roth, President,
Chief Executive Officer
and Director                 $136,062(1)  $ 3,046    1,000,000(2)        -0-

Joel Pensley,
former President                    0           0           0              0

----------

(1) Effective November 13, 2003, Anthony G. Roth began receiving a base salary of $150,000 annually.

(2) These shares are issuable upon exercise of incentive stock options exercisable at $0.50 per share and vesting over four years.

Columnar information required by Item 402(a)(2) of Regulation SB has been omitted for categories where there has been no compensation awarded to, earned by, or paid to, the named executive officers required to be reported in the table during fiscal years 2001 through 2003.

EMPLOYMENT AGREEMENTS

        Anthony G. Roth, our President and Chief Executive Officer, has a five-year employment agreement with us that became effective January 2, 2002 and was amended in November 2003. Pursuant to this agreement, Mr. Roth is paid an annual salary of $150,000 and was awarded a one-time bonus of $25,000 on November 13, 2003. Under this agreement, Mr. Roth is eligible for an annual bonus of up to 75% of his salary and is entitled to one-year severance if he is terminated by us without cause. If Mr. Roth is terminated as a result of a change in control, he will be entitled to two-years severance. Mr. Roth is also granted options that vest over four years pursuant to our stock option plan, which was adopted by our board of directors in November 2003, to purchase 1,000,000 shares of our common stock.

        Mr.  Roth  has  also  agreed  that he will not  directly  or  indirectly disclose confidential information or otherwise engage in any activities competitive with our business for so long as he shall be performing services for us, and for three years thereafter. Furthermore, no amendment of Mr. Roth's employment agreement or other increases in compensation, bonuses, stock options, benefits or other transactions may be effected by us without the consent of a majority of the disinterested members on our board of directors and the affirmative approval and recommendation of not less than a majority of the three directors comprising the Compensation Committee.

STOCK OPTION PLAN

        Pursuant to our 2003 stock option plan, which expires on November 13, 2013, options to purchase an aggregate of 4,000,000 shares of our common stock may be issued. Of that amount, options to acquire 2,702,000 shares of our common stock have been issued at prices ranging from $0.40 to $0.50 per share. The balance of options to acquire 1,298,000 shares issuable under the 2003 Plan have not been issued or committed for issuance.

        The 2003 Plan is administered by the Compensation Committee. Options granted under the 2003 Plan are not generally transferable by the optionee except by will or by the laws of descent and distribution, and are exercisable during the lifetime of the optionee only by such optionee. Options granted under the 2003 Plan vest in such annual increments as is determined by the Compensation Committee, typically in four equal annual increments for incentive stock options and three equal annual increments for non-qualified stock options. To the extent that options are vested, they must be exercised within a maximum of three months of the end of optionee's status as an employee, director or consultant, or within a maximum of 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option term. The exercise price of all stock options granted under the 2003 Plan shall be determined by the Compensation Committee. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date. The exercise price of incentive stock options for all other employees shall be not less than 100% of fair market value per share on the date of grant, and for consultants and non-employee directors, as determined by the Compensation Committee of the Board of Directors. The maximum term of an option granted under the 2003 Plan may not exceed 10 years from the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows the amount of our Common Stock beneficially owned as of the date of this prospectus by each person who beneficially owns more than five percent of our outstanding Common Stock, by each of our executive officers and directors and by all of our executive officers and directors as a group. Unless indicated otherwise, the address of the beneficial owners is: c/o Utix Group, Inc., 170 Cambridge Street, Burlington, MA 01803.

        The following information is based upon information furnished to us by either the directors and executive officers or obtained from our stock transfer books. We are informed that these persons hold the sole voting and dispositive power with respect to the Common Stock except as noted herein. For purposes of computing 'beneficial ownership' and the percentage of outstanding Common Stock held by each person or group of persons named above as of the date of this prospectus, under rules adopted by the Securities and Exchange Commission, shares of Common Stock issuable pursuant to warrants or options or upon conversion of convertible securities, to the extent such warrants or options or convertible securities are currently exercisable or convertible within 60 days of the date of this prospectus, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. As of the date of this prospectus, we had 17,343,391 shares of Common Stock outstanding.

                                                   NUMBER OF       PERCENTAGE
                                                 COMMON SHARES      OF SHARES
NAMES AND ADDRESS OF BENEFICIAL OWNER         BENEFICIALLY OWNED   OUTSTANDING
-------------------------------------         ------------------   -----------

Jonathan Adams                                    5,710,882            32.9%
Co-Chairman of the Board of Directors

Anne Concannon,

Sales executive and director                      2,323,071            13.4%

Gerald Roth, Director (1)                         1,321,231             7.6%

Rubin Family Irrevocable Stock Trust (2)          1,937,500            11.5%
25 Highland Boulevard
Dix Hills, New York 11746

Nexgen Holding Corp. (3)                          1,825,000            10.8%
410 Park Avenue
Suite 1530
New York, New York 10022

Joel Pensley (4)                                    645,000             3.7%
211 Schoolhouse Road
Norfolk, CT 06058

Roth Financial Group, Inc. (5)                    1,461,919             8.4%

Anthony Roth (5)                                  1,461,919             8.4%
President, Chief Executive Officer
and Director

Charles Lieppe (6)                                  245,192             1.4%
Co-Chairman of the Board of Directors

Steven Apesos (7)                                   180,994             1.0%
Executive Vice President

Peter Flatow (8)                                     50,000             (*)
Chief Marketing Strategist and Director

Robert Powers (9)                                         0              --
Director

Gary Palmer (10)                                          0              --
Director

All directors and executive officers
as a group (six persons)                         11,293,289            63.4%

----------
* Less than one percent.

(1) Includes 1,209,933 shares of common stock issued pursuant to the Share Exchange, 75,000 shares of common stock issued pursuant to the exercise of warrants granted in connection with a loan, and warrants to purchase 36,298 shares at $0.207 per share at any time on or before November 13, 2008 granted in connection with a loan. See "Management's Discussion and Analysis or Plan of Operation - The Share Exchange" and "Certain Relationships and Related Transactions." Does not include non-qualified stock options to purchase 100,000 shares at $0.40 per share that vest over three years.

(2) Includes 1,825,000 shares of common stock acquired for $0.001 per share in connection with the Share Exchange and in consideration for providing and arranging for $300,000 of debt financing for Corporate Sports, and 112,500 shares of common stock issued pursuant to the exercise of warrants granted in conjunction with a loan made in November 2003. Does not include an additional 150,000 shares of common stock issuable upon exercise of additional warrants issued in February 2004 in connection with an additional debt financing. See "Management's Discussion and Analysis or Plan of Operation - The Share Exchange" and "Certain Relationships and Related Transactions."

(3) A corporation wholly-owned by Guy Cohen, its President and sole stockholder.

(4)     Mr.  Pensley  resigned as President of Utix effective as of November 13,
2003.

(5) These shares are registered in the name of Roth Financial Group, Inc. Roth Financial Group, Inc. is owned by Anthony Roth and his wife. Includes 1,451,919 shares of common stock issued pursuant to the Share Exchange and 10,000 shares of common stock issued pursuant to the exercise of warrants granted in conjunction with a loan. See "Management's Discussion and Analysis or Plan of Operation - The Share Exchange" and "Certain Relationships and Related Transactions." Does not include 1,000,000 additional shares that may be purchased, for $0.50 per share, by Mr. Roth upon exercise of stock options vesting over a period of four years.

(6) Includes 100,000 shares of common stock issued pursuant to the exercise of warrants granted in conjunction with a loan and 145,192 shares issuable upon exercise of warrants exercisable at $0.207 per share. See "Certain Relationships and Related Transactions." Does not include 1,000,000 additional shares that may be purchased for $0.40 per share by Mr. Lieppe upon exercise of stock options that vest over a period of three years.

(7) Includes shares issuable upon exercise of warrants to purchase 24,199 shares at $0.207 per share granted in connection with a loan, shares issuable upon exercise of warrants to purchase 96,795 shares at $0.517 per share granted in connection with a loan, and 60,000 shares of common stock issued pursuant to the exercise of warrants granted in conjunction with loans. See "Certain Relationships and Related Transactions." Does not include 100,000 shares issuable upon exercise of incentive stock options exercisable at $0.50 per share and vesting over four years.

(8) Includes 50,000 shares of common stock issued pursuant to the exercise of warrants granted in conjunction with a loan. See "Certain Relationships and Related Transactions." Does not include non-qualified stock options to purchase 100,000 shares at an exercise price of $0.40 per share, vesting over three years.

(9) Does not include non-qualified stock options to purchase 100,000 shares at an exercise price of $0.40 per share, and vesting over three years.

(10) Does not include non-qualified stock options to purchase 100,000 shares at an exercise price of $0.40 per share, and vesting over three years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Between March 2003 and November 2003, Utix and Corporate Sports borrowed an aggregate of $1,295,000 from certain persons, including certain executive officers, directors and principal stockholders. Such loans are described below.

        In March 2003, Corporate Sports borrowed $100,000 under a one-year line of credit provided by Charles A. Lieppe, as lender. Mr. Lieppe is Co-Chairman of our board of directors. Mr. Lieppe received a $1,000 fee on execution of the agreement and an additional $2,000 when Corporate Sports made its initial draw under the line of credit. Advances under the line of credit bear interest at 6% per annum payable semi-annually, and all outstanding advances, plus accrued interest, are due and payable in March 2004, unless the agreement is extended for an additional one year by mutual agreement of the parties. The obligations under the line of credit agreement are secured by a security interest in all of Corporate Sports' existing and after-acquired assets and properties. In consideration for consulting services previously rendered to Corporate Sports and as additional consideration under the $100,000 line of credit, Mr. Lieppe received five year warrants to purchase 0.5 shares of common stock of Corporate Sports. In November 2003, the line of credit note issued by Corporate Sports to Mr. Lieppe was cancelled and exchanged for a new 7% bridge note in the amount of $100,000 issued by Utix and due in November 2004, and the warrants were exchanged for warrants to purchase an aggregate of 48,397 shares of our Common Stock at an exercise price of $0.207 per share. The new note is subject to mandatory prepayment if, prior to such maturity date, we complete an equity financing of at least $1.5 million. The note is unconditionally guaranteed by Corporate Sports and is convertible into shares of our common stock at Mr. Lieppe's option after December 2004. In consideration for the loan extension, Mr. Lieppe received a warrant entitling him to purchase 100,000 shares of our common stock at an exercise price of $.001 per share.

        In April 2003, Corporate Sports borrowed $75,000 under a one-year line of credit arrangement with Gerald Roth, as lender, on the same terms and conditions as the line of credit agreement with Charles A. Lieppe. Mr. Roth is a member of our board of directors. Advances under the line of credit bear interest at 6% per annum payable semi-annually, and all outstanding advances, plus accrued interest, are due and payable in March 2004, unless the agreement is extended for an additional one year by mutual agreement of the parties. The obligations under the line of credit agreement are secured by a security interest in all of Corporate Sports' existing and after-acquired assets and properties. In consideration for providing this loan, Mr. Roth received five year warrants to purchase 0.375 shares of common stock of Corporate Sports. In November 2003, the line of credit note issued by Corporate Sports to Mr. Roth was cancelled and exchanged for a new 7% bridge note in the amount of $75,000 issued by Utix and due in November 2004, and the warrants were exchanged for warrants to purchase 36,298 shares of our Common Stock at an exercise price of $0.207 per share. The new note is subject to mandatory prepayment if, prior to such maturity date, we complete an equity financing of at least $1.5 million. The note is unconditionally guaranteed by Corporate Sports and is convertible into shares of our common stock at Mr. Roth's option after December 2004. In consideration for the loan extension, Mr. Roth received a warrant entitling him to purchase 75,000 shares of our common stock at an exercise price of $.001 per share.

        In April 2003, Corporate Sports borrowed $50,000 under a one-year line of credit arrangement with Steven Apesos, as lender, on the same terms and conditions as the line of credit agreement with

Charles A. Lieppe. Mr. Apesos is our Executive Vice President. Advances under the line of credit bear interest at 6% per annum payable semi-annually, and all outstanding advances, plus accrued interest, are due and payable in March 2004, unless the agreement is extended for an additional one year by mutual agreement of the parties. The obligations under the line of credit agreement are secured by a security interest in all of Corporate Sports' existing and after-acquired assets and properties. In consideration for providing this loan, Mr. Apesos received five year warrants to purchase 0.250 shares of common stock of Corporate Sports. In November 2003, the line of credit note issued by Corporate Sports to Mr. Apesos was cancelled and exchanged for a new 7% bridge note in the amount of $50,000 issued by Utix and due in November 2004, and the warrants were exchanged for warrants to purchase 24,199 shares of our Common Stock at an exercise price of $0.207 per share. The new note is subject to mandatory prepayment if, prior to such maturity date, we complete an equity financing of at least $1.5 million. The note is unconditionally guaranteed by Corporate Sports and is convertible into shares of our common stock at Mr. Apesos's option after December 2004. In consideration for the loan extension, Mr. Apesos received a warrant entitling him to purchase 50,000 shares of our common stock at an exercise price of $.001 per share.

        In a similar transaction in July 2003, Mr. Apesos lent to Corporate an additional $50,000, which accrues interest at the rate of 9% per annum and matures in August 2006. In consideration for providing this loan, Mr. Apesos received five year warrants to purchase common stock of Corporate Sports. Pursuant to the Share Exchange Agreement described below, the note issued by Corporate Sports was cancelled and exchanged for a note issued by Utix under the same terms and conditions as the original note issued by Corporate Sports, and the warrants were exchanged for warrants to purchase 96,795 shares of our Common Stock at an exercise price of $0.517 per share. The note is unconditionally guaranteed by Corporate Sports and is convertible into 116,154 shares of our common stock at Mr. Apesos's option after December 2004. We can prepay the note prior to August 1, 2004 by providing Mr. Apesos thirty-days notice and paying a 10% premium.

        In accordance with the terms of the Share Exchange Agreement, Robert M. Rubin committed to provide Corporate Sports with $300,000 of debt financing. In November 2003, the Rubin Family Irrevocable Stock Trust purchased $112,500 of our 7% bridge notes due November 2004, and Mr. Rubin arranged for unaffiliated persons to purchase an additional $187,500 of such 7% notes. All such notes are unconditionally guaranteed by Corporate Sports. As additional consideration for providing $112,500 of the $300,000 of loans, the Rubin Trust received warrants entitling it to purchase 112,500 shares of our common stock at an exercise price of $.001 per share. In February 2004, in connection with the sale of $350,000 of additional 7% notes due in November 2004, the Rubin Family Irrevocable Stock Trust lent us an additional $150,000, arranged for an additional $100,000 of loans and received warrants to purchase 150,000 shares of our common stock at $0.10 per share.

        During fiscal year ended September 30, 2003, we paid Anne Concannon, a member of our Board of Directors, $98,069 for her services as a Sales Executive.

        Our retail business strategy depends largely upon our development agreement and services agreement with WildCard Systems, Inc. Gary Palmer, who is the Chief Operating Officer and a Director of Wildcard Systems, joined our board of directors in December 2003.

                            DESCRIPTION OF SECURITIES

GENERAL

        We are authorized by our certificate of incorporation to issue an aggregate of 50,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, the terms and conditions of which are to be determined by our board of directors. Immediately prior to the filing of this registration statement, an aggregate of 17,343,391 shares of our common stock were issued and outstanding. All outstanding shares of common stock are of the same class and have equal rights and attributes.

        COMMON STOCK

        We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share, of which 17,343,391 shares are issued and outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

        Holders of our common stock:

    o have equal ratable rights to dividends from funds legally available therefor, if and when declared by our board of directors;

    o   are  entitled  to  share  ratably  in all of our  assets  available  for
        distribution   to  holders  of  common   stock  upon  our   liquidation,
        dissolution or winding up;

    o do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions; and

    o are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

        PREFERRED STOCK

        We may issue up to 10,000,000 shares of our preferred stock from time to time in one or more series, and with such rights, preferences and designations as our board of directors may determinate from time to time. As of the date of this registration, we have not issued any shares of preferred stock. Our board of directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock.

        Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control.

        CONVERTIBLE NOTES

        In March and April of 2003, Corporate Sports entered into a one-year line of credit in an aggregate amount of $225,000 with three lenders. Corporate Sports is entitled to draw on the line of credit at its discretion so long as no event of default exists under the agreement. Advances under the line of credit bear interest at 6% per annum payable semi-annually, and all outstanding advances, plus accrued interest, are due and payable in March 2004, unless the agreement is extended for an additional one year by mutual agreement of the parties. The obligations under the line of credit agreement are secured by a security interest in all of Corporate Sports' existing and after-acquired assets and properties. As additional consideration under the line of credit, Corporate Sports issued five year warrants to purchase an aggregate of 1.125 shares of common stock of Corporate Sports. In November 2003, the line of credit note issued by Corporate Sports was cancelled and exchanged for a new 7% bridge note in an aggregate amount of $225,000 issued by Utix and due in November 2004, and the warrants were exchanged for warrants to purchase an aggregate of 108,894 shares of our Common Stock at an exercise price of $0.207 per share. The new note is subject to mandatory prepayment if, prior to such maturity date, we complete an equity financing of at least $1.5 million. The note is unconditionally guaranteed by Corporate Sports and is convertible into shares of our common stock at the lender's option after December 2004. Neither we nor our subsidiary Corporate Sports, as guarantor, may make loans or incur, assume or guarantee any indebtedness, other than in the ordinary course of business, without the prior written consent of a majority of the lenders. In consideration for the loan extension, the lenders received warrants entitling them to purchase an aggregate of 225,000 shares of our common stock at an exercise price of $.001 per share.

        Beginning in July 2003, Corporate Sports issued convertible notes in an aggregate amount of $470,000, which accrue interest at the rate of 9% per annum and mature in 2006. As additional consideration for providing this loan, the lenders received five year warrants to purchase an aggregate of 9.4 shares of common stock of Corporate Sports. Pursuant to the Share Exchange Agreement described above in "Certain Relationships and Related Transactions", the note issued by Corporate Sports was cancelled and exchanged for a note issued by Utix under the same terms and conditions as the original note issued by Corporate Sports, and the warrants were exchanged for warrants to purchase an aggregate of 909,869 shares of our Common Stock at an exercise price of $0.517 per share. The note is unconditionally guaranteed by Corporate Sports and is convertible into an aggregate of 1,091,843 shares of our common stock at the lender's option after December 2004. We can prepay the note prior to one year after the issue date of the note by providing the lender thirty-days notice and paying a 10% premium.

        BRIDGE NOTES AND WARRANTS

        In accordance with the terms of the Share Exchange Agreement described above in "Certain Relationships and Related Transactions", we issued in November 2003 an aggregate of $825,000 of 7% bridge notes due November 13, 2004. Such notes are unconditionally guaranteed by Corporate Sports. Neither we nor our subsidiary Corporate Sports, as guarantor, may make loans or incur, assume or guarantee any indebtedness, other than in the ordinary course of business, without the prior written consent of a majority of the lenders. As additional consideration for providing the loan, the lenders received warrants entitling them to purchase an aggregate of 825,000 shares of our common stock at an exercise price of $.001 per share.

        In February 2004, an additional aggregate amount of $350,000 of 7% bridge notes were issued to three persons, including certain one of our principal stockholders. Such notes accrue interest at the rate of 7% per annum and are due and payable on the earlier of November 30, 2004 or out of any net proceeds in excess of $3.0 million that we may receive in connection with this offering or any other equity type financings consummated prior to November 30, 2004. We also issued to the lenders warrants entitling them the purchase 350,000 shares of our common stock at an exercise price of $0.10 per share. The warrants are subject to certain anti-dilution provisions, including weighted average anti-dilution adjustment in the event we issue and sell common stock or securities convertible or exercisable for common stock at a price less than $0.30 per share. We have the right to repurchase such warrants for $.01 each on 30 days prior written notice (subject to the holders right to exercise) if all of the following conditions are met:

            o Our common stock trades on the NASD over-the-counter bulletin board or another national securities exchange;

            o The average closing price of our common stock, as traded on such exchange for the 30 consecutive days prior to our submission of a notice of redemption shall equal or exceed $0.30 per share; and

            o The shares of common stock issuable upon exercise of such warrants have been registered for resale under the Securities
                Act of 1933, as amended, or otherwise exempt from such registration requirements.

TRANSFER AGENT

        The transfer agent for our common stock is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands, NJ 07716.

                           SHARES ELIGIBLE FOR RESALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

SALE OF RESTRICTED SHARES Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

 In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

                              SELLING STOCKHOLDERS

We agreed to register for resale shares of common stock issued to and issuable upon exercise of warrants issued to the selling stockholders listed below. The selling stockholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. Because the selling stockholders are not obligated to sell their shares, and because the selling stockholder may also acquire publicly traded shares of our common stock, we cannot estimate how many shares the selling stockholder will own after the offering. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling stockholders in connection with the sale of such shares.

The following table sets forth the number of shares of common stock that may be offered for sale from time to time by the selling stockholders. The following table sets forth (i) the number of shares of common stock beneficially owned as of the date of this prospectus and prior to the offering contemplated hereby,
(ii) the maximum number of shares of common stock which may be sold by the selling stockholder under this prospectus, and (iii) the number of shares of common stock which will be owned after the offering by the selling stockholders. None of the selling stockholders has held any position or office with us, nor are any of the selling stockholders associates or affiliates of any of our officers or directors, except as indicated. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities.

         Name                         Shares Owned      Percentage Ownership          Shares Offered       Shares Held After
                                                         Prior to Offering                                    the Offering
Steve Apesos                             180,994                    1.0%              180,994                       0
Executive Vice President
Charles Lieppe                           245,192                    1.4%              245,192                       0
Co-Chairman   of   the   Board   of
Directors
Gerald Roth                             1,321,231                   7.6%              111,298                   1,209,933
Director
Paul Avery Jr. Revocable Trust            19,359                       *               19,359                       0
Mort Goulder                             170,192                       *              170,192                       0
George Schwenk                           48,397                        *               48,397                       0
James Kendall                            96,795                        *               96,795                       0
Michael Okun                             238,589                    1.1%              238,589                       0
Phil St. Germain                         121,795                       *              121,795                       0
Eric Dmitrenko                           29,359                        *               29,359                       0
Scott Dmitrenko                          10,000                        *               10,000                       0
William Dumaine & Cheryl Dumaine         48,397                        *               48,397                       0
Walter Hemming                           96,795                        *               96,795                       0
Binoy Singh                               9,679                        *                9,679                       0
Varinder Singh                            9,679                        *                9,679                       0
Farooq Chaudry                           29,038                        *               29,038                       0
Rubin Family Irrevocable Stock           262,500                    1.5%              262,500                       0
Trust
Rubin Family Irrevocable Stock          1,825,000                  10.8%             1,825,000                      0
Trust (1)

Nexgen Holding Corp. (1)                1,825,000                  10.8%             1,825,000                      0
Joel Pensley (1)                         645,000                    3.7%              645,000                       0
Charles Warshaw Family Limited           212,500                       *              212,500                       0
Partnership
Mark Bolender and Jolene Bolender        50,000                        *               50,000                       0
Norman Friedman                          25,000                        *               25,000                       0
Peter J. Flatow                          50,000                        *               50,000                       0
John Snyder                              10,000                        *               10,000                       0
Morris Effron                            10,000                        *               10,000                       0
Dani Kline                               10,000                        *               10,000                       0
Edward Clifford                          75,000                        *               75,000                       0
George Georgiafanids                     10,000                        *               10,000                       0
Mathers Associates                       100,000                       *              100,000                       0
*Less than one percent

(1) All of the above selling shareholders have agreed that, without the prior written consent of our board of directors, they will not sell any of their shares being registered hereby for a period of one year from the date of this prospectus, except that each of Joel Pensley and the Rubin Family Irrevocable Stock Trust and Nexgen Holding Corp., who acquired our shares from Mr. Pensley, have agreed not to sell any of such shares for a period of two years from the date of this prospectus.

                              PLAN OF DISTRIBUTION

GENERAL

        This prospectus relates to the sale of up to 8,000,000 shares of the common stock of Utix Group, Inc. that is being offered directly for the account of our company.

        We intend to sell our common stock during the 90 day period following the date of this prospectus at a fixed prices, varying prices determined at the time of sale or at negotiated prices, but not less than $___ per share. There is no minimum number of shares that must be sold by us during the 90 day selling period, and none of the proceeds will be placed in escrow, trust or any similar account.

        There is no established public market for our common stock. Our management has set the offering price for the new shares to be issued as part of this offering largely based upon anticipated the cash needs of our company over the next 18 months. Additional factors considered when determining the offering price of our shares in this offering are the lack of liquidity in the shares, and the high level of risk considering our history of losses. See "Risk Factors".

        No underwriter has been engaged to facilitate the sale of our shares of common stock, although we may pay selling commissions of up to 10% to registered broker/dealers that assist us in the sale of our shares.

        This prospectus also relates to the resale of up to 5,996,549 additional shares, including shares that are issuable upon the exercise of warrants, that are held by certain selling stockholders identified in this prospectus. The selling shareholders have purchased their shares or may exercise warrants to purchase shares at per share prices ranging between $0.001 to $.5166 per share.

        We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. The selling stockholders may sell their common stock from time to time at fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale or at negotiated prices. The selling shareholders have agreed not to sell any of their registered shares for a period of one year from the date of this prospectus.

        We will pay all expenses of registration incurred in connection with this offering, but the selling stockholders will pay all brokerage commission and other similar expenses incurred by them.

        The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We expect that the selling stockholders will sell their shares through customary brokerage channels, in private sales, or in transactions under Rule 144 under the Securities Act. The selling stockholders and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to those persons could be regarded as underwriters compensation.

        From time to time, the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our common shares, and will be able to sell and deliver the shares in connection with those transactions or in settlement of securities loans. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in those sales. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any such broker dealer acts as agent for he purchaser of those shares, from the purchaser) in amounts to be negotiated (which are not expected to exceed those customary in the types of transactions involved). Brokers and dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share and, to the extent those brokers and dealers are unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker dealer commitment to a selling stockholders.

        At the time a particular offer of the shares is made, to the extent it is required, we will distribute a supplement to this prospectus that will identify and set forth the aggregate amount of shares being offered and the terms of the offering. A selling stockholder may sell shares at any price. Sales of the shares at less than market price may depress the market price of our common stock. Subject to applicable securities laws, the selling stockholder will generally not be restricted as to the number of shares that they may sell at any one time, and it is possible that a significant number of shares could be resold at the same time.

        The selling stockholders and any other person participating in the distribution of the shares will also be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated under it, including, without limitation, Regulation M, which may limit the timing of purchases and sales of the shares by the selling stockholder and any other person. Furthermore, Regulation M of the Securities Exchange Act of 1934 may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

        To comply with certain states securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless a selling stockholder meets the applicable state notice and filing requirements.

                                  LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, New York, New York. Members of such law firm own an aggregate of 250,000 shares of our common stock.

                                     EXPERTS

The financial statements of Utix Group, Inc. (formerly known as Corporate Sports Incentives, Inc.) as of and for the years ended September 30, 2003 and 2002, appearing in this prospectus have been audited by Vitale, Caturano & Company, P.C., Certified Public Accountants, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

On December 26, 2003, upon receipt of approval of our Board of Directors, we engaged Vitale, Caturano & Company, P.C., to serve as our independent certified public accountants for purposes of auditing our financial statements. We retained Kirwin & Hickey, CPAs, P.C. as our independent accountants to furnish tax and consulting services. During our two most recent fiscal years prior to the date of engagement, and the subsequent interim period prior to engaging this accountant, neither we (nor someone on our behalf) consulted the newly engaged accountant regarding any matter.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

     UTIX GROUP, INC. (FORMERLY KNOWN AS CORPORATE SPORTS INCENTIVES, INC.)


                              FINANCIAL STATEMENTS
                     Years Ended September 30, 2003 and 2002




================================================================================

                                    CONTENTS

                                                                            PAGE

Independent Auditor's Report...............................................   1

Financial Statements:

         Balance Sheets....................................................   2

         Statements of Operations..........................................   3

         Statements of Stockholders' Deficit and Comprehensive Income (loss)  4

         Statements of Cash Flows..........................................   5

         Notes to Financial Statements..................................... 6-18

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

To the Board of Directors and Stockholders
Utix Group, Inc. (formerly known as Corporate Sports Incentives, Inc.) Burlington, Massachusetts

We have audited the accompanying balance sheets of Utix Group, Inc. (formerly known as Corporate Sports Incentives, Inc.)(the Company) (a New Hampshire corporation) as of September 30, 2003 and 2002, and the related statements of operations, stockholders' deficit and comprehensive income/loss), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has a net working capital deficiency and a net stockholders' deficit, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

VITALE, CATURANO & COMPANY, P.C.



February 6, 2004
Boston, Massachusetts

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)

Balance Sheets
September 30, 2003 and 2002

================================================================================

                                                            2003          2002
                                                          ----------------------
ASSETS
Current assets:
  Cash and cash equivalents                               $145,476      $ 75,162
  Certificates of deposit                                       --       327,439
  Accounts receivable                                      138,475        62,900
  Inventory                                                 12,480        22,640
  Marketable securities - available for sale                    --        76,218
  Prepaid expenses                                              --        76,762
                                                          ----------------------
        Total current assets                               296,431       641,121
                                                          ----------------------

Property and equipment:
  Equipment                                                164,903       130,008
  Furniture and fixtures                                    39,447        24,447
                                                          ----------------------
                                                           204,350       154,455
  Less - accumulated depreciation                          113,191        84,381
                                                          ----------------------
        Property and equipment, net                         91,159        70,074
                                                          ----------------------

  Other assets                                              15,550        30,550
                                                          ----------------------









                                                          $403,140      $741,745
                                                          ======================

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

================================================================================

                                                          2003           2002
                                                      --------------------------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current maturities of notes payable                 $   225,000    $        --
  Current maturities of capital lease obligation            8,267             --
  Accounts payable                                        211,155        114,008
  Accrued expenses                                        103,686        108,516
  Customer deposits                                       372,087        344,507
  Deferred revenue                                        732,123        819,987
                                                      --------------------------
          Total current liabilities                     1,652,318      1,387,018
                                                      --------------------------

Long-term liabilities:
  Notes payable - less current maturities                 420,000             --
  Capital lease obligation - less current maturities       16,028             --
                                                      --------------------------
         Total long-term liabilities                      436,028             --
                                                      --------------------------

Commitments and contingencies

Stockholders' deficit:
  Common stock, no par value, 500,000 shares
    authorized; 117.5 and 100 shares issued at
    September 30, 2003 and 2002, respectively;
    111.5 and 94 shares outstanding at
    September 30, 2003 and 2002, respectively             59,706          1,359
  Accumulated deficit                                 (1,714,912)      (619,005)
  Accumulated other comprehensive income                      --          2,373
                                                     --------------------------
                                                      (1,655,206)      (615,273)

  Less - treasury stock, at cost, 6 shares               (30,000)       (30,000)
                                                     --------------------------
         Total stockholders' deficit                  (1,685,206)      (645,273)
                                                     --------------------------

                                                     $   403,140    $   741,745
                                                     ==========================




   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Statements of Operations
Years Ended September 30, 2003 and 2002

================================================================================

                                                        2003           2002
                                                    --------------------------

Net revenues                                        $ 2,268,332     $2,255,552

Cost of revenue                                       1,478,507      1,474,188
                                                    --------------------------

      Gross profit                                      789,825        781,364

Selling and administrative expenses                   1,833,470      1,183,280
                                                    --------------------------

      Loss from operations                           (1,043,645)      (401,916)
                                                    --------------------------

Other income (expense):
  Investment income, net                                  8,319         10,932
  Gain (loss) on sale of marketable securities            1,202        (11,038)
  Interest expense                                      (61,783)            --
  Loss on disposal of property and equipment                 --         (1,468)
                                                    --------------------------
                                                        (52,262)        (1,574)
                                                    --------------------------
      Loss before provision (benefit)
      for income taxes                               (1,095,907)      (403,490)

Provision (benefit) for income taxes                         --             --
                                                    --------------------------

      Net loss                                      $(1,095,907)    $ (403,490)
                                                    ==========================
Net loss per share:
      Basic and diluted                             $   (10,242)    $   (4,292)
                                                    ==========================
Weighted average number of
      shares outstanding:
      Basic and diluted                                     107             94
                                                    ==========================
Pro forma net loss per share (unaudited):
  Basic and diluted                                 $     (0.11)    $    (0.04)
                                                    ==========================

Pro forma weighted average number of
  shares outstanding (unaudited):
  Basic and diluted                                  10,369,123      9,098,693
                                                    ==========================




   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Statements of Stockholders' Deficit and Comprehensive Income (loss) Years Ended September 30, 2003 and 2002

================================================================================

                                                                                        Accumulated
                                                                                           Other                           Total
                                         Comprehensive       Common     Accumulated    Comprehensive     Treasury      Stockholders'
                                            Income           Stock         Deficit     Income (Loss)       Stock          Deficit
                                         -------------------------------------------------------------------------------------------
Balance, September 30, 2001                                 $  1,359   $  (215,515)      $ (12,154)     $ (30,000)    $  (256,310)

Net loss                                    $   (403,490)         --      (403,490)             --             --        (403,490)

Unrealized holding gain on securities             14,527          --            --          14,527             --          14,527
                                         -----------------------------------------------------------------------------------------

Comprehensive income (loss)                 $   (388,963)
                                         ================

Balance, September 30, 2002                                    1,359      (619,005)          2,373        (30,000)       (645,273)

Net loss                                    $ (1,095,907)         --    (1,095,907)             --             --      (1,095,907)

Issuance of stock exchanged for services              --      58,347            --              --             --          58,347

Reclassification adjustment                       (2,373)         --            --          (2,373)            --          (2,373)
                                         -----------------------------------------------------------------------------------------

Comprehensive income (loss)                 $ (1,098,280)
                                         ================

Balance, September 30, 2003                                 $ 59,706   $(1,714,912)      $      --      $ (30,000)    $(1,685,206)
                                                         =========================================================================




   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Statements of Cash Flows
Years Ended September 30, 2003 and 2002

================================================================================

                                                           2003         2002
                                                       ------------------------
Cash flows from operating activities:
  Net loss                                             $(1,095,907)   $(403,490)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
      Depreciation and amortization                         28,810       22,264
      Gain (loss) on sale of marketable securities          (1,202)      11,038
      Loss on disposal of property and equipment                --        1,468
      Stock compensation                                    58,347           --
      Changes in assets and liabilities:
        (Increase) decrease in:
          Accounts receivable                              (75,575)       2,723
          Inventory                                         10,160       (6,148)
          Prepaid expenses                                  76,762      (76,762)
          Other current assets                                  --      133,757
        Increase (decrease) in:
          Accounts payable                                  97,147      104,824
          Accrued expenses                                  (4,830)      86,460
          Deferred revenue                                 (87,864)      13,477
          Customer deposits                                 27,580      (24,246)
                                                       ------------------------
            Net cash used in operating activities         (966,572)    (134,635)
                                                       ------------------------

Cash flows from investing activities:
  Proceeds from redemption (purchases) of
    certificates of deposit                                327,439     (226,304)
  Purchases of property and equipment                       (8,895)     (18,948)
  Proceeds from sale of marketable securities               75,047           --
                                                       ------------------------
            Net cash provided by (used in)
              investing activities                         393,591     (245,252)
                                                       ------------------------

Cash flows from financing activities:
  Proceeds from notes payable                              645,000           --
  Payments on capital lease obligation                      (1,705)          --
                                                       ------------------------
            Net cash provided by financing activities      643,295           --
                                                       ------------------------

Net increase (decrease) in cash and cash equivalents        70,314     (379,887)

Cash and cash equivalents, beginning of year                75,162      455,049
                                                       ------------------------

Cash and cash equivalents, end of year                 $   145,476    $  75,162
                                                       ========================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest                               $     1,352    $      --
                                                       ========================

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
  Equipment acquired by capital lease obligation       $    26,000    $      --
                                                       ========================
  Property and equipment sold in exchange for
    loan receivable                                    $    15,000    $      --
                                                       ========================




   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Years Ended September 30, 2003 and 2002

================================================================================

1.       SHARE EXCHANGE TRANSACTION

         On  November  13,  2003,  the  security  holders  of  Corporate  Sports
         Incentives, Inc. (Corporate Sports) consummated the transactions contemplated by a share exchange agreement (the Share Exchange Agreement), dated as of October 31, 2003, between Utix Group, Inc. (then known as Chantal Skin Care Corporation) (Utix), Corporate Sports, the principal shareholder of Utix, and the stockholders of Corporate Sports. As a result of the exchange, Corporate Sports became a wholly owned subsidiary of Utix and the former security holders of Corporate Sports received an aggregate of 71.6% of the ownership interest in Utix on a fully-diluted basis. The 111.5 then outstanding shares of common stock of Corporate Sports were exchanged for an aggregate of 10,792,599 shares of Utix common stock, and the 27.8 additional shares of Corporate Sports common stock reserved for issuance upon conversion of convertible notes or exercise of outstanding Corporate Sports warrants (collectively, Share Equivalents) were exchanged for an aggregate of 2,707,401 Share Equivalents of Utix.

         Although Utix is the legal acquirer in the transaction, Corporate Sports becomes the registrant with the Securities and Exchange Commission, as under generally accepted accounting principles, the transaction will be accounted for as a reverse acquisition, whereby Corporate Sports is considered the "acquirer" of Utix for financial reporting purposes since Corporate Sports' shareholders control more than 50% of the post-transaction combined entity, the management is that of Corporate Sports after the transaction, Utix had no operations, assets or liabilities as of the transaction date and the continuing operations of the entity are those of Corporate Sports.

         Since Utix was a non-operations entity on the transaction date, the Company, effective November 13, 2003 will record the premium over the net assets, if any, purchased as a reduction of Additional Paid-in Capital. In addition, the Company is required to present in all financial statements and other public information filings, from the date of completion of the acquisition, prior historical financial statements and information of Corporate Sports. It also requires a retroactive restatement of Corporate Sports historical stockholders' equity to reflect the equivalent numbers of shares of common stock received in the acquisition.

2.       NATURE OF THE BUSINESS AND GOING CONCERN

         Utix Group, Inc. (through its subsidiary Corporate Sports Incentives, Inc. (The Company)) primarily provides active lifestyle experiences to consumers by offering prepaid gift tickets that are redeemable at golf courses, ski resorts, spas and other venues.

         The Company's products are offered through two distinct distribution channels including (1) sales of prepaid manual plastic gift tickets to corporations and other business users (corporate) and (2) sales of prepaid magnetic strip gift tickets to retail consumers that purchase products at mass merchandise retail chains (retail).

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, the Company has suffered recurring losses from operations and has a net working capital deficiency and a net stockholders' deficit, that raise substantial doubt about its ability to continue as a going concern.

         Management has undertaken a number of initiatives to address the financial and operational matters noted above. The Company has raised approximately $650,000 in aggregate proceeds in the form of notes payable (bridge notes) since September 30, 2003. Additionally, as described in Note 14, the Company has revised the terms of its existing notes payable to extend the maturity dates. The Company has commenced discussions to raise equity capital with the intention of repaying the bridge loans and meeting the Company's ongoing working capital requirements throughout 2004. The Company is in the process of expanding its product sales into the retail distribution channel and intends to expand the scope of its product offerings to include an array of unique experience gift tickets that capitalize on its existing technology platform.

         However, there can be no assurance that the Company will be successful in negotiating with existing or potential investors and creditors or in obtaining the capital necessary to continue ongoing operations. There can be no assurance that the Company will realize adequate revenue streams from its above-described new business initiatives. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Years Ended September 30, 2003 and 2002

================================================================================

3.       SIGNIFICANT ACCOUNTING POLICIES...continued

         REVENUE RECOGNITION


         The Company defers revenue for the estimated number of tickets that will ultimately be redeemed and recognizes the amount deferred as revenue (in addition to the associated cost) upon redemption. The Company analyzes its historical redemption rates for ticket sales as a basis for the estimate of the tickets that will not be redeemed. For corporate sales, revenue for estimated non-redemptions is generally recognized when the tickets are sold. If the actual numbers of tickets redeemed is significantly different than originally estimated an adjustment to revenue recorded in a particular period may be required.

         For new products and new distribution channels (with which the Company has limited actual experience) non redemptions are recognized as revenue upon ticket expiration.

         CONCENTRATIONS OF CREDIT RISK

         Financial instruments that subject the Company to credit risk concentrations consist of cash and cash equivalents and accounts receivable. The Company's cash and cash equivalents are held at financial institutions which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash. The Company's trade receivables result from ticket sales and reflect a broad customer base. The Company routinely assesses the financial strength of its customers and has not experienced significant losses related to accounts receivable of individual customers or groups of customers in any particular industry or geographic area. As a consequence, concentrations of credit risk are limited.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         Financial instruments held or used by the Company consist of cash and cash equivalents, certificates of deposit, marketable securities, accounts receivable, accounts payable, and notes payable. Management believes that their carrying value approximates fair value for all financial instruments at September 30, 2003 and September 30, 2002.

         CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments purchased with an original maturity date of 90 days of less to be cash equivalents. Cash and cash equivalents are deposited in various area banks and brokerage money market accounts.

         The Company had cash of $24,991 and $2,151 at a brokerage money market account at September 30, 2003 and 2002, respectively, which was insured by the Securities Investor Protection Corporation (SIPC).

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Years Ended September 30, 2003 and 2002

================================================================================

3.       SIGNIFICANT ACCOUNTING POLICIES...continued

         ACCOUNTS RECEIVABLE

         Accounts receivable are stated at the amount management expects to collect from outstanding balances. In the opinion of management, substantially all accounts receivable are collectible in full. Therefore, no allowance for doubtful accounts has been provided.

         INVENTORY

         Inventory   consists  of  non-activated   sports  tickets,   holograms,
         booklets, golf balls and accessories valued at lower of cost or market.

         MARKETABLE SECURITIES

         The Company accounts for its marketable securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. All investment securities impacted by the guidelines of this provision must be classified as either trading, available-for-sale or held-to-maturity securities. Both trading and available-for-sale securities must be reflected in the accompanying balance sheets at their aggregate fair values, while held-to-maturity securities are recorded at amortized cost.

         PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. The estimated useful lives range from five to seven years. Equipment under capital lease is amortized over the lesser of the asset life or the lease term.

         COMPREHENSIVE INCOME (LOSS)

         Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income (loss) consists of unrealized holding gains and losses on securities and adjustments for realized gains for the years ended September 30, 2003 and 2002.

         INCOME TAXES

         The Company accounts for income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109, deferred tax assets or liabilities are computed based on the difference between the financial statements and income tax basis of assets and liabilities, and net operating loss carryforwards, using the enacted tax rates. Deferred income tax expense or benefit is based on changes in the asset or liability from period to period.

         Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Years Ended September 30, 2003 and 2002

================================================================================

3.       SIGNIFICANT ACCOUNTING POLICIES...continued

         EARNINGS (LOSS) PER SHARE

         Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the year plus the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

         ADVERTISING

         The Company expenses advertising costs as incurred. Advertising expense was $193,015 and $68,758 for the years ended September 30, 2003 and 2002, respectively.

         RECENT ACCOUNTING PRONOUNCEMENTS

         In May 2003, the Financial Accounting Standard Board (FASB) issued SFAS No. 150, ACCOUNTING FOR CERTAIN INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY, which established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company's adoption of the initial recognition and initial measurement provisions of SFAS No. 150, effective June 1, 2003, did not have a material impact on the Company's results of operations or financial position.

         In April 2003, the FASB issued SFAS No. 149, DERIVATIVES AND HEDGING, an Amendment of SFAS No. 133. This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. The changes in this Statement improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement clarified under what circumstances a contract with an initial net investment meets the characteristic of a derivative of SFAS No. 133, clarifies when a derivative contains a financing component, amends the definition of an "underlying" to conform it to language used in FASB Interpretation
         (FIN) No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENT FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS, and amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. This Statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company adopted SFAS No. 149 effective July 1, 2003, which did not have a material impact on the Company's results of operations or financial position.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Years Ended September 30, 2003 and 2002

================================================================================

3.       SIGNIFICANT ACCOUNTING POLICIES...continued

         RECENT ACCOUNTING PRONOUNCEMENTS...CONTINUED

         In January 2003, the Emerging Issues Task Force (EITF), published EITF Issue No. 00-21, REVENUE ARRANGEMENTS WITH MULTIPLE DELIVERABLES, which requires companies to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF No. 00-21, revenue arrangements with multiple deliverables should be divided into separate units of accounting if the deliverables in the arrangement meet certain criteria. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values. This issue is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF No. 00-21 did not have a material impact on the Company's results of operations or financial position.

         In November 2002, the FASB issued Interpretation (FIN) No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS. Along with new disclosure requirements, FIN 45 requires guarantors to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. This differs from the current practice to record a liability only when a loss is probable and reasonably estimable. The recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material effect on the Company's results of operations or financial position.

         In January 2003, the FASB issued Interpretation No. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES, which addressed accounting for special-purpose and variable interest entities. This interpretation was effective for financial statements issued after December 31, 2002. In September 2003, the FASB issued a Staff Position to allow a deferment of the effective date to the end of the first interim or annual period ending after December 15, 2003 if certain conditions were met. In December 2003, the FASB issued Interpretation No. 46R, CONSOLIDATION OF VARIABLE INTEREST ENTITIES, which addresses accounting for special-purpose and variable interest entities and which superseded Interpretation 46. The effective date of this interpretation is the end of the first reporting period that ends after March 15, 2004, unless the entity is considered to be a special-purpose entity in which case, the effective date is the end of the first reporting period that ends after December 15, 2003. Companies that have adopted Interpretation No. 46 prior to the effective date of Interpretation No. 46R will either continue to apply Interpretation No. 46 until the effective date of Interpretation No. 46R or apply the provisions of Interpretation No. 46R at an earlier date. The Company believes that the adoption of Interpretation No. 46 and No. 46R will not have a material impact on the Company's consolidated financial position or results of operations.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Years Ended September 30, 2003 and 2002

================================================================================

4.       CERTIFICATE OF DEPOSIT

         The Company had two certificates of deposit that matured in October 2002 and January 2003 and earned interest at rates of 3.84% and 3.93%. The value of the certificates at September 30, 2003 and 2002 was $0 and $101,624, respectively.

         The Company also had three certificates of deposit held by a brokerage firm. The value of the certificates at September 30, 2003 and 2002 was $0 and $225,815, respectively. Interest was earned at rates of 2.3% to 3.55%.

5.       MARKETABLE SECURITIES-AVAILABLE-FOR-SALE

         Cost and fair value of marketable securities available for sale at September 30, 2003 and 2002 are as follows:

                                                    Gross       Gross
                                      Amortized  Unrealized  Unrealized    Fair
                                        Cost        Gains      Losses     Value
                                      ---------  ----------  ----------  -------

         SEPTEMBER 30, 2003

         Available-for-sale Municipal
         Bond Mutual Fund              $    --     $    --     $    --   $    --
                                       =======     =======     =======   =======
         SEPTEMBER 30, 2002

         Available-for-sale Municipal
         Bond Mutual Fund              $73,845     $ 2,373     $    --   $76,218
                                       =======     =======     =======   =======

         The change in net unrealized holding gain on securities available for sale in the amount of $14,527 has been charged to stockholders' equity for the year ended September 30, 2002.

6.       PROPERTY AND EQUIPMENT

         Property and equipment at September 30, 2003 and 2002 consisted of the following:

                                                             2003         2002
                                                           --------     --------

         Computer equipment and software                   $164,903     $130,008
         Furniture and fixtures                              39,447       24,447
                                                           --------     --------
                                                            204,350      154,455
         Less - accumulated depreciation                    113,191       84,381
                                                           --------     --------

         Property and equipment, net                       $ 91,159     $ 70,074
                                                           ========     ========

         Depreciation expense for the years ended September 30, 2003 and 2002 was $28,810 and $22,264, respectively.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Years Ended September 30, 2003 and 2002

================================================================================

7.       RELATED PARTY TRANSACTIONS

         The Company paid management fees for administrative services to a related corporation. Total management fees paid for the years ended September 30, 2003 and 2002 were $6,359 and $15,898, respectively.

         The Company had a loan receivable included in other assets of $15,000 as of September 30, 2002 from one of its officers which was fully settled during fiscal 2003.

8.       INCOME TAXES

         The Company did not record a provision (benefit) from federal or state income taxes for the years ended September 30, 2003 and 2002 because the Company is in a net operating loss carryforward position and the realization of any future benefit is uncertain.

         The  Company's  combined  effective  income  tax  provision   (benefit)
         differed from the U.S. federal statutory income tax provision (benefit) as set forth below:

                                                    September 30,  September 30,
                                                         2003          2002
                                                    ------------   ------------
         Federal income tax benefit computed
            at the statutory rate                     $(372,608)    $(137,187)
         State income tax benefit, net of
            federal benefit                             (68,714)      (25,298)
         Other                                          (31,436)           --
         Change in valuation allowances                 472,758       162,485
                                                      ---------     ---------

         Income tax provision (benefit)               $      --     $      --
                                                      =========     =========

         Significant components of the Company's deferred tax assets, deferred tax liabilities, and deferred tax asset valuation allowances at September 30, 2003 and 2002 are as follows:

                                                         2003          2002
                                                      ---------     ---------
         Deferred tax assets:

            Deferred revenue                          $ 103,181     $  41,152
            Net operating loss carryforwards            574,207       162,050
            Other                                        19,405        20,833
                                                      ---------     ---------
            Total deferred tax assets                   696,793       224,035
            Less - valuation allowance                 (696,793)     (224,035)
                                                      ---------     ---------

            Total deferred tax liabilities                   --            --
                                                      ---------     ---------

            Net deferred tax asset                    $      --     $      --
                                                      =========     =========

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Years Ended September 30, 2003 and 2002

================================================================================

8.       INCOME TAXES...continued

         For tax return purposes, the Company had approximately $1,426,000 federal and $1,412,000 state net operating loss carryforwards as of September 30, 2003, which expire in the years 2012 through 2022 and 2004 through 2008, respectively. The Company may be subject to limitations under Section 382 of the Internal Revenue Code as a result of the transaction described in Note 1. A valuation allowance has been established for certain future income tax benefits related to income tax loss carryforwards and temporary tax adjustments based on an assessment that it is more likely than not that these benefits will not be realized.

9.       NOTES PAYABLE

         Notes payable at September 30, 2003 and 2002 consisted of the following:

                                                         2003          2002
                                                      ---------     ---------

         Notes  payable with certain  related and
         unrelated   parties,   interest  payable
         semi-annually    at   6%,    outstanding
         principal  and accrued  interest  due at
         maturity,     through     May,     2004,
         collateralized  by all of the  assets of
         the Company                                  $ 225,000     $      --

         Notes  payable with certain  related and
         unrelated   parties,   interest  payable
         semi-annually    at   9%,    outstanding
         principal and accrued  interest due July
         15, 2006 (maturity date), collateralized
         by all of the assets of the Company. The
         notes are  convertible  to 1.2 shares of
         common stock outstanding, at the holders
         request  between  July 15, 2004 and July
         15, 2006                                       420,000            --
                                                      ---------     ---------
                                                        645,000            --
         Less - current maturities                      225,000            --
                                                      ---------     ---------

         Notes payable - less current maturities      $ 420,000     $      --
                                                      =========     =========

         Aggregate principle maturities of notes payable for years ending September 30, are as follows:

                  2004                                $ 225,000
                  2005                                       --
                  2006                                  420,000
                                                      ---------


                                                      $ 645,000
                                                      =========

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Years Ended September 30, 2003 and 2002

================================================================================

9.       NOTES PAYABLE...continued

         WARRANTS

         In connection with the notes payable described in Note 8, the Company issued detachable warrants allowing for the purchase of three common shares of the Company stock at an exercise price of $200,000 per share. These warrants will expire on July 15, 2008. The $420,000 notes are payable to twelve debtholders. The Company issued each debtholder a detachable warrant allowing the purchase of one common share of the Company stock at an exercise price of $50,000 per share. The amount of proceeds received allocated to the warrant based on the fair value of the warrants on the date of issue was nominal.

10.      CAPITAL LEASE OBLIGATIONS

         During the year ended September 30, 2003, the Company entered into a lease arrangement with a third-party for computer equipment. The Company accounts for the lease as a capital lease over a 3-year term with final payment due May 2006. The lease is payable in monthly installments of $924 including interest at 16.8% and is collateralized by certain software and personally guaranteed by the President of the Company. As of September 30, 2003, the amount of assets acquired under the lease totaled $26,000. Accumulated amortization related to these assets total $5,056 at September 30, 2003. Amortization of assets held under capital leases is included in depreciation expense.

         Future minimum lease payments for the years ending September 30, are as follows:

              2004                                              $  11,398
              2005                                                 11,398
              2006                                                  7,599
                                                                ---------
              Net minimum lease payments under leases              30,395
              Less - amount representing interest                   6,100
                                                                ---------

              Present value of net minimum lease payments       $  24,295
                                                                =========

11.      LEASE COMMITMENT

         The Company leases office space from an unrelated party under an operating lease expiring on September 30, 2005. Total rent expense for the lease was approximately $36,400 and $34,200 for the years ended September 30, 2003 and 2002, respectively.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Years Ended September 30, 2003 and 2002

================================================================================

11.      LEASE COMMITMENT...continued

         Future minimum lease payments for the years ending September 30, are as follows:

                  2004                                $  45,965
                  2005                                   45,965
                                                      ---------


                                                      $  91,930
                                                      =========

12.      STOCK COMPENSATION

         During 2003, the Company accelerated the vesting of 15 shares of restricted common stock originally granted to an officer of the Company as part of an employment agreement. The Company also granted 2.5 shares to a consultant for services performed. The Company recorded an aggregate of $58,347 of compensation expense related to the issuance of these shares.

13.      EARNINGS PER SHARE

         Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for all periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. For the fiscal years ended September 30, 2003 and 2002, potentially dilutive shares representing an aggregate of 27.8 and 0 shares (or 2,427,609 and 0 shares giving effect to the share exchange described in Note 1) of common stock, respectively, on an as converted basis, were excluded from the calculation of diluted loss per share because of their anti-dilutive effect.

         Pro forma basic and diluted net loss per common share is calculated by dividing net loss available to common stockholders after converting the common shares outstanding in accordance with the Share Exchange Agreement as described in Note 1. The Company has computed earnings per share on a pro forma basis giving effect to the exchange ratio of 96,795 Utix common shares for every one share of Corporate Sports Incentives' common shares.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Years Ended September 30, 2003 and 2002

================================================================================

13.      EARNINGS PER SHARE...continued

         The following table is the computation of basic earnings per common share and diluted earnings per common share:

                                                    September 30,  September 30,
                                                         2003          2002
                                                    ------------   ------------
         HISTORICAL:

         Net loss                                    $(1,095,907)   $ (403,490)
                                                     ===========    ==========

         Weighted-average common shares and
           equivalents outstanding - basic
           and diluted                                       107            94
                                                     ===========    ==========

         Basic and diluted net loss per common share $   (10,242)   $   (4,292)
                                                     ===========    ==========

         Number of shares underlying warrants
           excluded in calculation of diluted
           earnings per share due to
           anti-dilutive effects                              15            --
                                                     ===========    ==========

         Number of shares underlying convertible
           debt excluded in calculation of diluted
           earnings per share due to anti-dilutive
           effects                                            10            --
                                                     ===========    ==========

         PRO FORMA (UNAUDITED):

         Net loss                                    $(1,095,907)   $ (403,490)
                                                     ===========    ==========

         Shares used in computing historical basic
           and diluted net loss per common share      10,369,123     9,098,693
                                                     ===========    ==========

         Pro forma basic and diluted net loss per
           common share                              $     (0.11)   $    (0.04)
                                                     ===========    ==========

         Pro forma shares from exercise of warrant   $ 1,451,919    $       --
                                                     ===========    ==========

         Pro forma shares from conversion of debt    $   975,690    $       --
                                                     ===========    ==========

14.      RETIREMENT PLAN

         The Company has a Simple Retirement Plan (SRA) covering substantially all employees. The plan allows participants to elect to defer up to 100% of their compensation up to a maximum of the amount legally allowed. The Company matches 100% of participant deferrals, up to 3% of their salary. The employer's contribution for September 30, 2003 and 2002 was $8,882 and $6,582, respectively.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Years Ended September 30, 2003 and 2002

================================================================================

15.      SUBSEQUENT EVENTS

         On October 10, 2003 the Company received additional proceeds of $50,000 on the 9% notes payable with similar terms more fully described in Note 9.

         Utix, in connection with the exchange agreement, Utix canceled $225,000 of the 6% notes payable (described in Note 9) and issued to the note holders like principal amount convertible notes. The notes payable bear interest at an annual rate of 7%, payable quarterly. The principle maturity date is dependent upon the occurrence of certain events, but is no later than October 31, 2004. The outstanding principal balance can be converted at any time to shares of common stock based on a specified formula. The notes also include provisions granting the lender the right to purchase a certain number of shares of common stock at $.01 per share.

UTIX GROUP, INC. (FORMERLY KNOWN AS
CORPORATE SPORTS INCENTIVES, INC.)
Notes to Financial Statements
Years Ended September 30, 2003 and 2002

================================================================================

15.      SUBSEQUENT EVENTS...continued

         Utix, in connection with the exchange agreement, entered into business loan agreements with certain related and unrelated parties for aggregate proceeds of $600,000. The agreements bear interest at an annual rate of 7%, payable quarterly. The principle maturity date is dependent upon the occurrence of certain events, but is no later than October 31, 2004. The agreements also include provisions granting the lender the right to purchase a certain number of shares of common stock at $.01 per share.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 102(b)(7) of the Delaware General Corporation Law, which we refer to as the "DGCL," permits a provision in the certificate of incorporation of each corporation organized under the DGCL eliminating or limiting, with some exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for some breaches of fiduciary duty. Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

        Section 145 of the DGCL, which we refer to as "Section 145," in summary, empowers a Delaware corporation to indemnify, within limits, its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, they actually and reasonably incur in connection with any suit or proceeding, other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

        With respect to any action by or on behalf of the corporation, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) they actually and reasonably incur in connection with the defense or settlement of the action or suit, provided that person meets the standard of conduct described in the preceding paragraph. No indemnification is permitted, however, in respect of any claim where that person has been found liable to the corporation, unless the Court of Chancery or court in which the action or suit was brought approves the indemnification and determines that the person is fairly and reasonably entitled to be indemnified.

        Our Certificate of Incorporation contains a provision which eliminates the personal liability of our directors to us and our stockholders for monetary damages for unintentional breach of a director's fiduciary duty to us. This provision does not permit any limitation on, or elimination of the liability of a director for disloyalty to us or our stockholders, for failing to acting good faith, for engaging in intentional misconduct or a knowing violation of law, for obtaining an improper personal benefit or for paying a dividend or approving a stock repurchase that would be illegal under the DGCL.

        Our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in our right (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Moreover, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

        Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the Common Stock being registered.

SEC registration fee                                                 $  1,394.40
Legal fees and expenses                                               150,000.00
Accountants' fees and expenses                                        100,000.00
Printing expenses                                                      50,000.00
Blue sky fees and expenses                                             25,000.00
Transfer agent and registrar fees and expenses                          5,000.00
Miscellaneous                                                          18,605.60
                                                                     ===========
   Total                                                             $350,000.00
                                                                     ===========

        All amounts except the SEC registration fee are estimated. All of the expenses set forth above are being paid by us.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

        The following is a list of our securities that have been sold or issued by us during the past three years. Each of these securities were sold without registration under the Securities Act in reliance on Regulation D of the Securities Act. There were no underwriting discounts or commissions paid in connection with the sale of these securities, except as noted.

        On November 13, 2003, the security holders of Corporate Sports Incentives, Inc. consummated the transactions contemplated by a share exchange agreement (the "Share Exchange Agreement"), dated as of October 31, 2003, between Utix Group, Inc. (then known as Chantal Skin Care Corporation) ("Utix"), Corporate Sports Incentives Inc., a New Hampshire corporation ("Corporate Sports"), the former principal shareholder of Utix, and the stockholders of Corporate Sports. Under the terms of the Share Exchange Agreement:

            o the 111.5 then outstanding shares of common stock of Corporate Sports were exchanged for an aggregate of 10,792,599 shares of Utix common stock, and the 27.8 additional shares of Corporate Sports common stock reserved for issuance upon conversion of convertible notes or exercise of outstanding Corporate Sports warrants and options (collectively, "Share Equivalents") were exchanged for an aggregate of 2,707,401 Share Equivalents of Utix. The securities were issued in reliance upon the exemption set forth of Section 4(2) of the Securities Act of 1933, as amended;

            o   Corporate Sports became a wholly-owned subsidiary of Utix;

            o the former principal shareholder of Utix transferred to the Rubin Family Irrevocable Stock Trust (the "Rubin Trust") and Guy Cohen, in equal amounts, a total of 3,750,000 shares of Utix common stock, or 85.3% of the shares then owned by the former principal shareholder of Utix;

            o The Rubin Trust and the stockholders of Corporate Sports agreed not to sell any of their Utix shares for a minimum of one year; and

            o The Rubin Trust agreed to vote its shares of Utix common stock in such manner as the board of directors of Utix shall determine in appointing nominees to the board of directors.

        In March and April of 2003, Corporate Sports entered into a one-year line of credit in an aggregate amount of $225,000 with three lenders. Corporate Sports is entitled to draw on the line of credit at its discretion so long as no event of default exists under the agreement. Advances under the line of credit bear interest at 6% per annum payable semi-annually, and all outstanding advances, plus accrued interest, are due and payable in March 2004, unless the agreement is extended for an additional one year by mutual agreement of the parties. The obligations under the line of credit agreement are secured by a security interest in all of Corporate Sports' existing and after-acquired assets and properties. As additional consideration under the line of credit, Corporate Sports issued five year warrants to purchase an aggregate of 1.125 shares of common stock of Corporate Sports. In November 2003, the line of credit note issued by Corporate Sports was cancelled and exchanged for a new 7% bridge note in an aggregate amount of $225,000 issued by Utix and due in November 2004, and the warrants were exchanged for warrants to purchase an aggregate of 108,894 shares of our Common Stock at an exercise price of $0.207 per share. The new note is subject to mandatory  prepayment  if, prior to such  maturity  date,  we complete an equity financing of at least $1.5 million. The note is unconditionally guaranteed by Corporate Sports and is convertible into shares of our common stock at the lender's option after December 2004. Neither we nor our subsidiary Corporate Sports, as guarantor, may make loans or incur, assume or guarantee any indebtedness, other than in the ordinary course of business, without the prior written consent of a majority of the lenders. In consideration for the loan extension, the lenders received warrants entitling them to purchase an aggregate of 225,000 shares of our common stock at an exercise price of $.001 per share. The securities were issued in reliance upon the exemption set forth of Section 4(2) of the Securities Act of 1933, as amended.

        Beginning in July 2003, Corporate Sports issued convertible notes in an aggregate amount of $470,000, which accrue interest at the rate of 9% per annum and mature in 2006. As additional consideration for providing this loan, the lenders received five year warrants to purchase an aggregate of 9.4 shares of common stock of Corporate Sports. Pursuant to the Share Exchange Agreement described above in "Certain Relationships and Related Transactions", the note issued by Corporate Sports was cancelled and exchanged for a note issued by Utix under the same terms and conditions as the original note issued by Corporate Sports, and the warrants were exchanged for warrants to purchase an aggregate of 909,869 shares of our Common Stock at an exercise price of $0.517 per share. The note is unconditionally guaranteed by Corporate Sports and is convertible into an aggregate of 1,091,843 shares of our common stock at the lender's option after December 2004. We can prepay the note prior to one year after the issue date of the note by providing the lender thirty-days notice and paying a 10% premium. The securities were issued in reliance upon the exemption set forth of
Section 4(2) of the Securities Act of 1933, as amended.

        Pursuant to terms of the Share Exchange Agreement described above in "Certain Relationships and Related Transactions", we issued in November 2003 an aggregate of $825,000 of 7% bridge notes due November 2004. Such notes are unconditionally guaranteed by Corporate Sports. Neither we nor our subsidiary Corporate Sports, as guarantor, may make loans or incur, assume or guarantee any indebtedness, other than in the ordinary course of business, without the prior written consent of a majority of the lenders. As additional consideration for providing the loan, the lenders received warrants entitling them to purchase an aggregate of 825,000 shares of our common stock at an exercise price of $.001 per share.

        In February 2004, an additional aggregate amount of $350,000 of 7% bridge notes were issued to three persons, including certain one of our principal stockholders. Such notes accrue interest at the rate of 7% per annum and are due and payable on the earlier of November 30, 2004 or out of any net proceeds in excess of $3.0 million that we may receive in connection with this offering or any other equity type financings consummated prior to November 30, 2004. We also issued to the lenders warrants entitling them the purchase 350,000 shares of our common stock at an exercise price of $0.10 per share. The warrants are subject to certain anti-dilution provisions, including weighted average anti-dilution adjustment in the event we issue and sell common stock or securities convertible or exercisable for common stock at a price less than $0.30 per share. Under certain conditions, we have the right to repurchase such warrants for $.01 each on 30 days prior written notice (subject to the holders right to exercise).

        All securities described above were issued in reliance upon the exemption set forth of Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS

(a) Exhibits

--------------------------------------------------------------------------------
EXHIBIT NO.   DOCUMENT                                                1.1.1 PAGE

2.1           Share  Exchange  Agreement,  dated as of  October  31,
              2003, by and among Utix Group,  Inc. (fka Chantal Skin
              Care Corporation),  Corporate Sports Incentives, Inc.,
              Joel Pensley,  an individual,  and the stockholders of
              Corporate Sports Incentives, Inc. X
--------------------------------------------------------------------------------
3.1           Amended and Restated  Certificate of  Incorporation of
              Chantal Skin Care Corporation X
--------------------------------------------------------------------------------
3.2           Amended Bylaws of Utix Group, Inc. X
--------------------------------------------------------------------------------
4.1           Convertible Loan Agreement, dated October 2003, by and
              among Utix Group, Inc., as Borrower,  Corporate Sports
              Incentives,  Inc., as  Guarantor,  and the lenders who
              are signatories  thereto,  for an aggregate  amount of
              $225,000 X
--------------------------------------------------------------------------------
4.2           Loan Agreement,  dated October 2003, by and among Utix
              Group, Inc., as Borrower, Corporate Sports Incentives,
              Inc.,   as   Guarantor,   and  the   lenders  who  are
              signatories   thereto,  for  an  aggregate  amount  of
              $600,000 X
--------------------------------------------------------------------------------
4.3           Lock-Up  Agreement,  dated as of November 13, 2003, by
              and  among   Utix   Group,   Inc.   and  each  of  the
              stockholders listed on Schedule A thereto. X
--------------------------------------------------------------------------------
4.4           Voting  Agreement,  dated as of November 13, 2003,  by
              and between the Rubin Family  Irrevocable  Stock Trust
              and Utix Group, Inc. X
--------------------------------------------------------------------------------
4.5           Voting  Agreement,  dated as of November 13, 2003,  by
              and between certain  stockholders of Utix Group,  Inc.
              and Utix Group, Inc. X
--------------------------------------------------------------------------------
4.6           Form  of  Warrant  Issued  in  Connection   with  Loan
              Agreements X
--------------------------------------------------------------------------------
4.7           Loan  Agreement,  dated July 2003, and the replacement
              notes issued by Utix Group, Inc. pursuant to the Share
              Exchange Agreement X
--------------------------------------------------------------------------------
5.1           Opinion of Gersten, Savage,  Kaplowitz, Wolf & Marcus,
              LLP, counsel to the registrant*
--------------------------------------------------------------------------------

10.1          Services Agreement,  effective as of April 1, 2003, by
              and  between  WildCard  Systems,  Inc.  and  Corporate
              Sports Incentives, Inc. X
--------------------------------------------------------------------------------
10.2          Development  Agreement,  dated  April 4, 2003,  by and
              between  WildCard  Systems,  Inc. and Corporate Sports
              Incentives, Inc. X
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
10.3          Ticket Issuer Agreement, dated as of January 21, 2004,
              by and between Discover Financial  Services,  Inc. and
              Utix Group, Inc. X
--------------------------------------------------------------------------------
10.4          Employment Agreement for Anthony G. Roth X
--------------------------------------------------------------------------------
10.5          2003 Stock Option Plan X
--------------------------------------------------------------------------------
10.6          Lease for principal  offices  located at 170 Cambridge
              Street, Burlington, MA X
--------------------------------------------------------------------------------
21.1          List of Subsidiaries X
--------------------------------------------------------------------------------
23.1          Consent of Vitale, Caturano & Company, Inc. X
--------------------------------------------------------------------------------
23.2          Opinion of Gersten, Savage,  Kaplowitz, Wolf & Marcus,
              LLP*
--------------------------------------------------------------------------------

------
x       Filed herewith.
*       To be filed by Amendment.


ITEM 28. UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision of the certificate of incorporation, bylaw, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on February 12, 2004.

                                UTIX GROUP, INC.

                             By: /s/ Anthony G. Roth

                                 Anthony G. Roth
                             CHIEF EXECUTIVE OFFICER

                                POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Anthony G. Roth, his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this registration statement and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name                                  Title                           Date
----                                  -----                           ----
  /s/ Anthony G. Roth   President, Chief Executive Officer     February 12, 2004
                        and Director
Anthony G. Roth

  /s/ John Burns        Chief Financial Officer                February 12, 2004

John Burns

                        Co-Chairman of the Board of Directors  February 12, 2004

Jonathan Adams

                        Co-Chairman of the Board of Directors  February 12, 2004

Charles Lieppe

  /s/ Peter Flatow      Director and Chief Marketing           February 12, 2004
                        Strategist

Peter Flatow

  /s/ Anne Concannon    Director and Sales Executive           February 12, 2004

Anne Concannon

  /s/ Gerald Roth       Director                               February 12, 2004

Gerald Roth

  /s/ Robert Powers     Director                               February 12, 2004

Robert Powers

  /s/ Gary Palmer       Director                               February 12, 2004

Gary Palmer